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                                                                  Exhibit 10.28
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                                CREDIT AGREEMENT

                           Dated as of June 22, 1999,

                                      among

                         STYLING TECHNOLOGY CORPORATION,

                                  as Borrower,

                    THE OTHER CREDIT PARTIES SIGNATORY HERETO
                               FROM TIME TO TIME,

                               as Credit Parties,

                 THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,

                                   as Lenders,

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                              as Agent and a Lender



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                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
1. AMOUNT AND TERMS OF CREDIT ....................................................      1
   1.1   Credit Facilities .......................................................      1
   1.2   Letters of Credit .......................................................      4
   1.3   Prepayments .............................................................      4
   1.4   Use of Proceeds .........................................................      6
   1.5   Interest and Applicable Margins .........................................      6
   1.6   Eligible Accounts .......................................................      9
   1.7   Eligible Inventory ......................................................     11
   1.8   Cash Management System ..................................................     13
   1.9   Fees ....................................................................     13
   1.10  Receipt of Payments .....................................................     13
   1.11  Application and Allocation of Payments ..................................     13
   1.12  Loan Account and Accounting .............................................     14
   1.13  Indemnity ...............................................................     14
   1.14  Access ..................................................................     15
   1.15  Taxes ...................................................................     16
   1.16  Capital Adequacy; Increased Costs; Illegality ...........................     17
   1.17  Single Loan .............................................................     18

2. CONDITIONS PRECEDENT ..........................................................     18
   2.1   Conditions to the Initial Loans .........................................     18
   2.2   Further Conditions to Each Loan .........................................     19

3. REPRESENTATIONS AND WARRANTIES ................................................     20
   3.1   Corporate Existence; Compliance with Law ................................     20
   3.2   Executive Offices; Collateral Locations; FEIN ...........................     20
   3.3   Corporate Power, Authorization, Enforceable Obligations .................     21
   3.4   Financial Statements and Projections ....................................     21
   3.5   Material Adverse Effect .................................................     22
   3.6   Ownership of Property; Liens ............................................     22
   3.7   Labor Matters ...........................................................     23
   3.8   Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness     23
   3.9   Government Regulation ...................................................     23
   3.10  Margin Regulations ......................................................     24
   3.11  Taxes ...................................................................     24
   3.12  ERISA ...................................................................     24
   3.13  No Litigation ...........................................................     25
   3.14  Brokers .................................................................     25
   3.15  Intellectual Property ...................................................     26
   3.16  Full Disclosure .........................................................     26
   3.17  Environmental Matters ...................................................     26
   3.18  Insurance ...............................................................     27
   3.19  Deposit and Disbursement Accounts .......................................     27
   3.20  Government Contracts ....................................................     27
   3.21  Customer and Trade Relations ............................................     27


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
   3.22  Agreements and Other Documents ..........................................     27
   3.23  Solvency ................................................................     27
   3.24  Year 2000 Representations ...............................................     28
   3.25  Subordinated Debt .......................................................     28

4. FINANCIAL STATEMENTS AND INFORMATION ..........................................     28
   4.1   Reports and Notices .....................................................     28
   4.2   Communication with Accountants ..........................................     28

5. AFFIRMATIVE COVENANTS .........................................................     29
   5.1   Maintenance of Existence and Conduct of Business ........................     29
   5.2   Payment of Obligations ..................................................     29
   5.3   Books and Records .......................................................     29
   5.4   Insurance; Damage to or Destruction of Collateral; Condemnation .........     30
   5.5   Compliance with Laws ....................................................     31
   5.6   Supplemental Disclosure .................................................     32
   5.7   Intellectual Property ...................................................     32
   5.8   Environmental Matters ...................................................     32
   5.9   Landlords' Agreements, Mortgagee Agreements and Bailee Letters ..........     33
   5.10  Further Assurances ......................................................     33
   5.11  Year 2000 Problems ......................................................     33

6. NEGATIVE COVENANTS ............................................................     33
   6.1   Mergers, Subsidiaries, Etc ..............................................     34
   6.2   Investments; Loans and Advances .........................................     36
   6.3   Indebtedness ............................................................     37
   6.4   Employee Loans and Affiliate Transactions ...............................     38
   6.5   Capital Structure and Business ..........................................     39
   6.6   Guaranteed Indebtedness .................................................     39
   6.7   Liens ...................................................................     39
   6.8   Sale of Stock and Assets ................................................     40
   6.9   ERISA ...................................................................     40
   6.10  Financial Covenants .....................................................     40
   6.11  Hazardous Materials .....................................................     40
   6.12  Sale-Leasebacks .........................................................     40
   6.13  Cancellation of Indebtedness ............................................     40
   6.14  Restricted Payments .....................................................     41
   6.15  Change of Corporate Name or Location; Change of Fiscal Year .............     41
   6.16  No Impairment of Intercompany Transfers .................................     42
   6.17  No Speculative Transactions .............................................     42
   6.18  Leases ..................................................................     42
   6.19  Changes and Other Matters Relating to Subordinated Debt .................     42

7. TERM ..........................................................................     43
   7.1   Termination .............................................................     43
   7.2   Survival of Obligations Upon Termination of Financing Arrangements ......     43

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ........................................     43
   8.1   Events of Default .......................................................     43


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
   8.2   Remedies ................................................................     45
   8.3   Waivers by Credit Parties ...............................................     46

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT ...........................     46
   9.1   Assignment and Participations ...........................................     46
   9.2   Appointment of Agent ....................................................     48
   9.3   Agent's Reliance, Etc ...................................................     48
   9.4   GE Capital and Affiliates ...............................................     49
   9.5   Lender Credit Decision ..................................................     49
   9.6   Indemnification .........................................................     49
   9.7   Successor Agent .........................................................     50
   9.8   Setoff and Sharing of Payments ..........................................     50
   9.9   Advances; Non-Funding Lenders; Information; Actions in Concert ..........     51

10.SUCCESSORS AND ASSIGNS ........................................................     53

11.MISCELLANEOUS .................................................................     53
   11.1   Complete Agreement; Modification of Agreement ..........................     53
   11.2   Amendments and Waivers .................................................     53
   11.3   Fees and Expenses ......................................................     55
   11.4   No Waiver ..............................................................     56
   11.5   Remedies ...............................................................     57
   11.6   Severability ...........................................................     57
   11.7   Conflict of Terms ......................................................     57
   11.8   Confidentiality ........................................................     57
   11.9   GOVERNING LAW ..........................................................     57
   11.10  Notices ................................................................     58
   11.11  Section Titles .........................................................     59
   11.12  Counterparts ...........................................................     59
   11.13  WAIVER OF JURY TRIAL ...................................................     59
   11.14  Press Releases .........................................................     59
   11.15  Reinstatement ..........................................................     59
   11.16  Advice of Counsel ......................................................     60
   11.17  No Strict Construction .................................................     60


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                               INDEX OF APPENDICES

Annex A (Recitals)                -     Definitions
Annex B (Section 1.2)             -     Letters of Credit
Annex C (Section 1.8)             -     Cash Management System
Annex D (Section 2.1(a))          -     Schedule of Documents
Annex E (Section 4.1(a))          -     Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b))          -     Collateral Reports
Annex G (Section 6.10)            -     Financial Covenants
Annex H (Section 9.9(a))          -     Lenders' Wire Transfer Information
Annex I (Section 11.10)           -     Notice Addresses
Annex J (Annex A)                 -     Commitments as of Closing Date

Exhibit 1.1(a)(i)                 -     Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)                -     Form of Revolving Note
Exhibit 1.1(b)(ii)                -     Form of Swing Line Note
Exhibit 1.5(e)                    -     Form of Notice of Conversion/Continuation
Exhibit 4.1(b)                    -     Form of Borrowing Base Certificate
Exhibit 9.1(a)                    -     Form of Assignment Agreement

Schedule (1.1)                    -     Agent Representative
Disclosure Schedule (1.4)         -     Sources and Uses; Funds Flow Memorandum
Disclosure Schedule (3.2)         -     Executive Offices; Collateral Locations; FEIN
Disclosure Schedule (3.4(a))      -     Financial Statements
Disclosure Schedule (3.4(b))      -     Pro Forma
Disclosure Schedule (3.4(c))      -     Projections
Disclosure Schedule (3.4(d))      -     Fair Salable Balance Sheet
Disclosure Schedule (3.6)         -     Real Estate and Leases
Disclosure Schedule (3.7)         -     Labor Matters
Disclosure Schedule (3.8)         -     Ventures and Affiliates; Stock
Disclosure Schedule (3.11)        -     Tax Matters
Disclosure Schedule (3.12)        -     ERISA Plans
Disclosure Schedule (3.13)        -     Litigation
Disclosure Schedule (3.14)        -     Brokers
Disclosure Schedule (3.15)        -     Intellectual Property
Disclosure Schedule (3.17)        -     Hazardous Materials
Disclosure Schedule (3.18)        -     Insurance
Disclosure Schedule (3.19)        -     Deposit and Disbursement Accounts
Disclosure Schedule (3.20)        -     Government Contracts
Disclosure Schedule (3.22)        -     Material Agreements
Disclosure Schedule (5.1)         -     Trade Names
Disclosure Schedule (6.3)         -     Indebtedness
Disclosure Schedule (6.4(a))      -     Transactions with Affiliates
Disclosure Schedule (6.7)         -     Existing Liens
Disclosure Schedule (8.1(n))      -     Material Agreements  for Default Purposes

            THIS CREDIT AGREEMENT ("Agreement") is entered into as of June 22, 1999, by and among STYLING TECHNOLOGY CORPORATION, a Delaware corporation ("Borrower"); the other Credit Parties signatory hereto from time to time; GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as a Lender, and as Agent for Lenders; and the other Lenders signatory hereto from time to time.

                                    RECITALS

            A. Borrower has requested that Lenders extend a revolving credit facility to Borrower of up to Ninety Million Dollars ($90,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrower, including certain unsecured indebtedness of Borrower assumed by it in connection with its acquisition of Ft. Pitt Acquisition, Inc., and to provide (i) working capital financing for Borrower and the other Credit Parties and funds for capital expenditures and acquisitions permitted herein, (ii) funds for other general corporate purposes of Borrower and the other Credit Parties, and (iii) funds for certain fees and expenses in connection with the financing transactions contemplated herein, and Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein.

            B. Borrower desires to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property.

            C. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All exhibits, schedules, annexes and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

                                   AGREEMENT

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    AMOUNT AND TERMS OF CREDIT

      1.1   Credit Facilities.

            (a)   Revolving Credit Facility.

                  (i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Except to the extent otherwise provided in Section 1.1(a)(iii), the aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the

Maximum Amount and (B) the Borrowing Base, in each case less the sum of the Letter of Credit Obligations and the Swing Line Loan outstanding at such time ("Borrowing Availability"). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower to a representative of Agent identified in Schedule (1.1) at the address specified therein. Any such notice must be given no later than (1) 10:00 a.m. (California time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 10:00 a.m. (California time) on the date that is three Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") shall be given in writing (by telecopy or overnight courier) substantially in the form of
Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If Borrower desires to have any Revolving Credit Advance bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

                  (ii) Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of such Revolving Lender, which note shall be (A) in the principal amount of the Revolving Loan Commitment of such Revolving Lender, (B) dated the Closing Date and (C) substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and collectively the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender's Revolving Loan Commitment or, if less, such Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

                  (iii) At the request of Borrower, Agent may (but shall have absolutely no obligation to), in its discretion, make Revolving Credit Advances to Borrower on behalf of Revolving Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"); provided, that (A) no such event or occurrence shall cause or constitute a waiver of Agent's, the Swing Line Lender's or Revolving Lenders' right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists or would result therefrom, and (B) any Overadvances shall not constitute a Default or Event of Default due to Borrower's failure to comply with Section 1.3(b)(i) for so long as Agent permits such Overadvance to be outstanding. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances (1) is limited to an aggregate amount not to exceed $500,000 at any time, (2) shall not cause the Revolving Loan to exceed the Maximum Amount, and
(3) may be revoked prospectively by a written notice to Agent signed by Revolving Lenders holding fifty percent (50%) or more of the Revolving Loan Commitments.

            (b)   Swing Line Facility.

                  (i) Swing Line Advances. Agent shall notify the Swing Line Lender upon Agent's receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a "Swing Line Advance") in accordance with any such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of (1) the Maximum Amount and (2) (except for Overadvances) the Borrowing Base, in each case less the outstanding balance of the Revolving Loan at such time ("Swing Line Availability"). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered by Borrower to Agent in accordance with Section 1.1(a). Any such notice must be given no later than 10:00 a.m. (California time) on the Business Day of the proposed Swing Line Advance. Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Unless the Swing Line Lender has received at least one Business Day's prior written notice from Agent or Requisite Revolving Lenders instructing it not to make any Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2 (other than the condition precedent set forth in Section 2.2(e)) be entitled to fund such Swing Line Advance and, in connection with such Swing Line Advance, to have each Revolving Lender make Revolving Credit Advances in accordance with
Section 1.1(b)(iii) and to purchase participating interests in accordance with
Section 1.1(b)(iv). Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

                  (ii) Swing Line Note. Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be (A) in the principal amount of the Swing Line Commitment, (B) dated the Closing Date, and (C) substantially in the form of Exhibit 1.1(b)(ii) (the "Swing Line Note"). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

                  (iii) Refunding of Swing Line Loans. The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, but no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to such Revolving Lender's Pro Rata Share of the principal amount of the Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) shall have occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender prior to 12:00 noon (California time) in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

                  (iv) Participation in Swing Line Loans. If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or 8.1(i) shall have occurred, then, subject to the provisions of Section 1.1(b)(v), each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

                  (v) Revolving Lenders' Obligations Unconditional. Each Revolving Lender's obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participating interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever;
(B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

            (c) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any such notice was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

      1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.

      1.3   Prepayments.

            (a) Voluntary Prepayments. Borrower may at any time on at least five days' prior written notice to Agent voluntarily prepay all or part of the Revolving Loan and permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (i) any such prepayments or reductions shall be in a minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of such amount and (ii) the Revolving Loan Commitment shall not be reduced to an amount less than $50,000,000. Borrower may at any time on at least ten days' prior written notice to Agent terminate the Revolving Loan Commitment; provided, that upon such termination all Loans and other Obligations shall be immediately due and payable in full and Borrower shall make arrangements, in accordance with the terms and conditions of Annex B, for the satisfaction of any outstanding Letter of Credit Obligations. Any such voluntary prepayment and any such reduction or termination of the Revolving Loan Commitment must be accompanied by payment of Agent's and each Lender's reasonable out-of-pocket expenses and payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such prepayment and reduction or termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances or Swing Line Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loan or other Obligations to which such prepayment is to be applied.

            (b)   Mandatory Prepayments.

                  (i) If at any time the outstanding balance of the Revolving Loan exceeds the lesser of (A) the Maximum Amount and (B) the Borrowing Base, in each case less the outstanding Swing Line Loan at such time, then Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid only on demand.

                  (ii) Immediately upon receipt by any Credit Party of any cash proceeds of any asset disposition or any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by any Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with
Section 1.3(c).

                  (iii) If any Credit Party issues Stock or debt securities, no later than the Business Day following the date of receipt of any cash proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

            (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) or Section 1.3(d) shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same shall have been repaid in full; fourth, to interest then due and payable on the Revolving Credit Advances; fifth, to the outstanding principal balance of Revolving Credit Advances until the same shall have been paid in full; and sixth, to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments.

            (d) Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Sections 5.4(c) or 5.4(d), respectively, shall be applied in accordance with
Section 1.3(c).

            (e) No Consent to Prohibited Transactions. Nothing in this Section
1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

      1.4 Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Loan and the Swing Line Loan solely for the Refinancing and the other Related Transactions (and to pay any related transaction expenses), for the financing of Borrower's and the other Credit Parties' ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14), and to provide funds for capital expenditures and Permitted Acquisitions. Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on such date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

      1.5   Interest and Applicable Margins.

            (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; and
(ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

            The Applicable Margins as of the Closing Date shall be determined by reference to the following table:

      Applicable Margin                   Per Annum Rate
      -----------------                   --------------
      Applicable Revolver Index Margin        1.75%

      Applicable Revolver LIBOR Margin        3.25%
      Applicable L/C Margin                   2.00%
      Applicable Unused Line Fee Margin       0.50%

The Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin shall be adjusted (up or down) prospectively on a quarterly basis as determined by Borrower's consolidated financial performance, which adjustments shall be implemented commencing on the later of (A) January 1, 2000, and (B) the first day of the first calendar month that occurs more than five days after delivery of Borrower's Financial Statements to Agent for the Fiscal Quarter ending September 30, 1999 (such date hereinafter the "First Adjustment Date"). Adjustments in such Applicable Margins will be determined by reference to the following grid:

If Total                                               Level of
Leverage Ratio is:                                     Applicable Margins:
-----------------                                      ------------------
Greater than or equal to 0, but < 4.00                      Level I

Greater than or equal to 4.00, but < 4.25                   Level II

Greater than or equal to 4.25, but < 4.50                   Level III

Greater than or equal to 4.50, but < 4.75                   Level IV

Greater than or equal to 4.75, but < 5.00                   Level V

Greater than or equal to 5.00, but < 5.25                   Level VI

< 0, or Greater than or equal to 5.25                       Level VII


                              Applicable Margins
                              ----------------------------------------------------------------------------------------------
                              Level I       Level II     Level III     Level IV       Level V       Level VI      Level VII
----------------------------------------------------------------------------------------------------------------------------
Applicable Revolver            0.50%         0.75%         1.00%         1.25%         1.50%         1.75%         2.00%
Index Margin
----------------------------------------------------------------------------------------------------------------------------
Applicable Revolver            2.00%         2.25%         2.50%         2.75%         3.00%         3.25%         3.50%
LIBOR Margin
----------------------------------------------------------------------------------------------------------------------------


            All adjustments in such Applicable Margins after the First Adjustment Date shall be implemented quarterly on a prospective basis, commencing with the first day of the first calendar month that occurs more than five days after the date of delivery to Agent of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of such Financial Statements, Borrower shall deliver to Agent a certificate, signed by its chief financial officer or, in the event such officer is not available, its chief accounting officer, setting forth in reasonable detail the basis for the continuance of, or any change in, such Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in such Applicable Margins to the next highest level set forth in the foregoing grid until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or an Event of Default shall have occurred and be continuing at the time any reduction in such Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

            (b) If any payment of any of the Obligations becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees or interest are payable. Each determination by Agent of an interest rate or Fees hereunder shall be final, binding and conclusive on Borrower (absent demonstrable error).

            (d) So long as an Event of Default shall have occurred and be continuing under Sections 8.1(a), 8.1(h) or 8.1(i), or so long as any other Default or Event of Default shall have occurred and be continuing and at the election of Agent (or upon the written request of Requisite Revolving Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2.00%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (the "Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

            (e) Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans,
(iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 10:00 a.m. (California time) on the third Business Day prior to (A) the date of any proposed Advance that is to bear interest at the LIBOR Rate, (B) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or
(C) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 10:00 a.m. (California time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e). No Loan may be made as or converted into a LIBOR Loan until the earlier of 45 days after the Closing Date or completion of the syndication.

            (f) Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, then Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

      1.6 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on any other information available to Agent, Agent shall in its reasonable credit judgment determine which Accounts of any Credit Party shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account constitutes an Eligible Account, Agent shall not include any such Account to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date in its reasonable credit judgment, to adjust any such criteria, to establish new criteria, to adjust advance rates, and to establish and modify Reserves with respect to Eligible Accounts, in each case subject to the approval of Supermajority Revolving Lenders in the event any such adjustments or the establishment of such new criteria or Reserves have the effect of making more credit available. Eligible Accounts shall not include any Account of any Credit Party:

            (a) that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

            (b) upon which such Credit Party's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or
(i) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Credit Party's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

            (c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

            (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

            (e) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

            (f) that (i) is not owned by such Credit Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders;

            (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party or to any entity that has any common officer or director with any Credit Party;

            (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect with respect to such obligation;

            (i) that is the obligation of an Account Debtor located in a foreign country unless (A) payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer or (B) such Account Debtor is otherwise acceptable to Agent in its sole discretion and then only to the extent that the Dollar amount of such Account, when added to the Dollar amount of all other foreign Accounts that constitute Eligible Accounts pursuant to this clause (B), does not exceed the lesser of (1) $2,000,000 and (2) 5% of the Dollar amount of all Eligible Accounts;

            (j) to the extent such Credit Party is liable for goods sold or services rendered by the applicable Account Debtor to any Credit Party but only to the extent of the potential offset;

            (k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

            (l) that is in default; provided, that without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

                  (i) (A) if the invoice for such Account provides that payment is due within 60 days following the date thereof, such Account is not paid within the earlier of 60 days following its due date or 90 days following its original invoice date and (B) if the invoice for such Account provides that payment is due more than 60 days following the date thereof, such Account is not paid within 30 days following the due date thereof;

                  (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

                  (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

            (m) if the invoice for such Account provides that payment is due more than 60 days but not more than 120 days following the date thereof, to the extent the Dollar amount of such Account, when added to the Dollar amount of all such Accounts, exceeds the lesser of (i) $2,000,000 or (ii) 5% of the Dollar amount of all Eligible Accounts;

            (n) if the invoice for such Account provides that payment is due more than 120 days following the date thereof;

            (o) that is an obligation of an Account Debtor with respect to which fifty percent (50%) or more of the Dollar amount of all Accounts owing by such Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

            (p) as to which Agent's Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

            (q) as to which any of the representations or warranties pertaining to Accounts in the Loan Documents is untrue;

            (r) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

            (s) to the extent such Account exceeds any credit limit established by Agent in its reasonable credit judgment;

            (t) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds ten percent (10%) of all Eligible Accounts, but only to the extent of such excess;

            (u) that is payable in any currency other than Dollars; or

            (v) that is otherwise unacceptable to Agent in its reasonable credit judgment.

      1.7 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by Borrower to Agent and on any other information available to Agent, Agent shall in its reasonable credit judgment determine which Inventory of any Credit Party shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory constitutes Eligible Inventory, Agent shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Agent reserves the right, at any time and from time to time after the Closing Date in its reasonable credit judgment, to adjust any such criteria, to establish new criteria, to adjust advance rates, and to establish and modify Reserves with respect to Eligible Inventory, in each case subject to the approval of Supermajority Revolving Lenders in the event any such adjustments or the establishment of such new criteria or Reserves have the effect of making more credit available. Eligible Inventory shall not include any Inventory of any Credit Party that:

            (a) is not owned by such Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Credit Party's performance with respect to such Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Encumbrances that are subordinate thereto;

            (b) (i) is not located on premises owned or leased by or at a public warehouse or outside processing facility used by a Credit Party, in each case located within the United States of America and referenced in Disclosure Schedule (3.2); provided, that Inventory located in the United Kingdom shall not be deemed ineligible solely pursuant to this clause (i) (A) if such Inventory is located on premises leased by a Credit Party and (B) to the extent that the aggregate book value of such Inventory does not exceed $2,000,000 at any time,
(ii) is located at a public warehouse or outside processing facility, unless (A) the warehouseman or processor has executed a bailee letter or access agreement in form and substance reasonably acceptable to Agent or (B) Agent has determined the amount of, and is maintaining, a Reserve against the Borrowing Base with respect to the Inventory located at such public warehouse or outside processing facility, (iii) is located at one of a Credit Party's owned or leased locations, unless either (A) the mortgagee or landlord, as applicable, has executed a mortgagee's waiver or a landlord's waiver, as the case may be, in form and substance reasonably acceptable to Agent or (B) Agent has determined the amount of, and is maintaining, a Reserve against the Borrowing Base with respect to the Inventory located at such owned or leased location, or (iv) is located at any site if the aggregate book value of Inventory at any such location is less than $50,000;

            (c) is placed on consignment or is in transit;

            (d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent, on behalf of itself and Lenders, and Permitted Encumbrances that are subordinate thereto;

            (e) in Agent's reasonable determination is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

            (f) consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;

            (g) consists of goods that have been returned by the buyer unless such goods can be resold on pricing terms consistent with sales of new goods of the same type;

            (h) is not of a type held for sale in the ordinary course of such Credit Party's business;

            (i) is not subject to a first priority perfected Lien in favor of Agent, on behalf of itself and Lenders;

            (j) does not comply with any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

            (k) consists of any costs associated with "freight-in" charges;

            (l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

            (m) is not covered by casualty insurance reasonably acceptable to Agent; or

            (n) is otherwise unacceptable to Agent in its reasonable credit judgment.

      1.8 Cash Management System. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management system described in Annex C (the "Cash Management System").

      1.9 Fees.

            (a) Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter of even date herewith between Borrower and GE Capital (the "GE Capital Fee Letter") at the times specified for payment therein.

            (b) As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower's non-use of available funds in an amount equal to (i) the Applicable Unused Line Fee Margin (calculated on the basis of a 360-day year for actual days elapsed) multiplied by (ii) (A) the Maximum Amount (as it may be reduced from time to time) minus (B) the average for the period of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

            (c) Borrower shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

      1.10 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 11:00 a.m. (California time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability or Net Borrowing Availability as of any date, all payments shall be deemed received on the Business Day of receipt of immediately available funds therefor in the Collection Account prior to 11:00 a.m. (California time). Payments received after 11:00 a.m. (California time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

      1.11  Application and Allocation of Payments.

            (a) So long as no Default or Event of Default shall have occurred and be continuing: (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied first to the Swing Line Loan and second to the Revolving Loan; (ii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to each other payment, and as to all payments made when a Default or Event or Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (A) to Fees and Agent's expenses reimbursable hereunder; (B) to interest on the Swing Line Loan; (C) to principal payments on the Swing Line Loan; (D) to interest on the Revolving Credit Advances; (E) to principal payments on the Revolving Credit Advances and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the outstanding Revolving Credit Advances and Letter of Credit Obligations; and (F) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

            (b) Agent is authorized to, and may, at its sole election, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if such charges would cause the aggregate amount of Revolving Credit Advances and Swing Line Advances outstanding after giving effect to such charges to exceed Borrowing Availability. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

      1.12 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Advances; (b) all payments made by Borrower; and (c) all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent demonstrable error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection) within 30 days after receipt by Borrower thereof, each and every such accounting shall be deemed final, binding and conclusive on Borrower (absent demonstrable error) in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

      1.13  Indemnity.

            (a) Each Credit Party shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including reasonable attorneys' fees and reasonable disbursements and other reasonable costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from such Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided further, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense arises in connection with a dispute between or among Indemnified Persons or a claim made by an Indemnified Person against another Indemnified Person that in either case is not caused by any action or inaction of any Credit Party. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

            (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if: (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether such repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten Business Days of receipt thereof, specifying the basis for such objection in reasonable detail.

      1.14 Access. Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon one Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of Agent's officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral; (b) permit Agent and any of its officers, employees and agents to inspect, audit and make extracts from any Credit Party's books and records; and
(c) permit Agent and its officers, employees and agents to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If a Default or an Event of Default shall have occurred and be continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party shall provide such access to Agent and each Lender at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrower shall take reasonable actions to provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is reasonably possible under the circumstances, originals or copies of all books and records that Agent may request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least ten days' prior written notice of regularly scheduled audits. Representatives of any Lender may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.

      1.15  Taxes.

            (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

            (b) Each Credit Party shall indemnify and, within ten days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

            (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Forms 4224 (or IRS Forms W-8ECI) or IRS Forms 1001 (or IRS Forms W-8BEN), or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption.

      1.16  Capital Adequacy; Increased Costs; Illegality.

            (a) If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon written demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall be final, binding and conclusive on Borrower (absent demonstrable error) for all purposes.

            (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall, from time to time upon written demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be final, binding and conclusive on Borrower (absent demonstrable error) for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above that would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

            (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on written notice thereof and written demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate, and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within ten Business Days after the delivery of such notice and demand, converts all such LIBOR Loans into Index Rate Loans.

            (d) (i) Within 15 days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

                  (ii) Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within 90 days thereafter, Borrower's rights under this Section 1.16(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

      1.17 Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2.    CONDITIONS PRECEDENT

      2.1 Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

            (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by and delivered to Borrower, each other Credit Party party thereto, Agent and Lenders, and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents that are required to be delivered on or prior to the Closing Date, each in form and substance reasonably satisfactory to Agent.

            (b) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed original of a pay-off letter satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Revolving Credit Advance and that all Liens upon any of the property of Borrower or any of its Subsidiaries in favor of any Prior Lender shall be terminated immediately upon such payment; and (ii) all letters of credit issued or guaranteed by any Prior Lender shall have been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant to Annex B, in each case as mutually agreed upon by Agent, Borrower and Prior

Lenders.

            (c) Approvals. Agent shall have received (i) reasonably satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions, or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

            (d) Opening Availability. Borrower shall have Net Borrowing Availability, after giving effect to the initial Revolving Credit Advance, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales) of at least $7,000,000.

            (e) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all reasonable fees, costs and expenses of closing presented as of the Closing Date.

            (f) Capital Structure; Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion. Without limiting the generality of the foregoing, the total Indebtedness of Borrower on a consolidated basis as of the Closing Date (including the Loans) shall not exceed $162,000,000.

            (g) Due Diligence. Agent shall have completed its business and legal due diligence with results satisfactory to Agent.

      2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

            (a) any representation or warranty by any Credit Party contained herein or in any other Loan Document shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent or Requisite Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation so long as such representation or warranty continues to be untrue or incorrect;

            (b) any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof as determined by Agent or Requisite Revolving Lenders;

            (c) any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Loan or the incurrence of any Letter of Credit Obligation and Agent or Requisite Revolving Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation so long as such Default or Event of Default is continuing;

            (d) Except to the extent Agent has elected to make Overadvances pursuant to Section 1.1(a)(iii), after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), the outstanding principal amount of the Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount, in each case less the then outstanding principal amount of the Swing Line Loan; or

            (e) after giving effect to any Swing Line Advance, the outstanding principal amount of the Swing Line Loan would exceed Swing Line Availability.

The request and acceptance by Borrower of the proceeds of any Loan, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan, as the case may be, shall be deemed to constitute, as of the date of such request, acceptance or incurrence, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.    REPRESENTATIONS AND WARRANTIES

      To induce Lenders to make Revolving Credit Advances and Swing Line Advances and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

      3.1 Corporate Existence; Compliance with Law. Each Credit Party: (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(e) is in compliance with its charter and bylaws in all material respects; and
(f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      3.2 Executive Offices; Collateral Locations; FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and the warehouses and premises within which any Collateral is stored or located are set forth in Disclosure Schedule (3.2), and, except as set forth therein, none of such locations has changed within the 12 months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

      3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Credit Party's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Credit Party's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture (including the Senior Subordinated Note Indenture), mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors' rights generally, and to general principles of equity.

      3.4 Financial Statements and Projections. Except for the Projections and the Fair Salable Balance Sheet, all Financial Statements concerning Borrower and its Subsidiaries that are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

            (a) Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:

                  (i) The audited consolidated and consolidating balance sheets at December 31, 1997, and December 31, 1998, and the related statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Years then ended, certified by Arthur Andersen LLP.

                  (ii) The unaudited balance sheet(s) at April 30, 1999, and the related statement(s) of income and cash flows of Borrower and its Subsidiaries for the four Fiscal Months then ended.

            (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrower giving pro forma effect to the

Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries dated April 30, 1999, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

            (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities reflected on the Fair Salable Balance Sheet, and reflect projections for the five-year period beginning on January 1, 1999, on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.

            (d) Fair Salable Balance Sheet. The Fair Salable Balance Sheet delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(d)) was prepared by Borrower on the same basis as the Pro Forma, except that Borrower's assets are set forth therein at their fair salable values on a going concern basis and the liabilities set forth therein include all contingent liabilities of Borrower stated at the reasonably estimated present values thereof.

      3.5 Material Adverse Effect. Between December 31, 1998, and the Closing
Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect; and (c) no Credit Party is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument to which such Credit Party is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between December 31, 1998, and the Closing Date, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

      3.6 Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as described in Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets, except where the failure to have such title or interests, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets, except where the failure to receive such agreements or documents or take such actions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Disclosure Schedule (3.6) also describes any material purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

      3.7 Labor Matters. As of the Closing Date: (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters in all material respects; (c) all material payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any material collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus plan or agreement or stock option, restricted stock, stock appreciation right or any similar plan, agreement or arrangement (and true and complete copies of any agreements described in Disclosure Schedule (3.7) have been delivered to Agent or its counsel); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual, except for matters that could not reasonably be expected to have a Material Adverse Effect.

      3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing

Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

      3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

      3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

      3.11 Taxes. All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority (or extensions obtained) and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with
Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in material compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties or their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements); or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

      3.12  ERISA.

            (a) Disclosure Schedule (3.12) lists (i) for each Multiemployer Plan, as of its last valuation date, the amount of potential withdrawal liability of each Credit Party or ERISA Affiliate, calculated according to information made available pursuant to Section 4221(e) of ERISA, and (ii) all Plans and separately identifies all Pension Plans, including all Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA. Neither any Credit Party nor any ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or
Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor any ERISA Affiliate has engaged in a "prohibited transaction," as defined in
Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

            (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;
(iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of the assets of any Plan, measured on the basis of fair market value as of the latest valuation date of any Plan; and
(vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

      3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation") that (a) challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct by, any Credit Party.

      3.14 Brokers. Except as set forth in Disclosure Schedule (3.14), no broker or finder acting on behalf of any Person brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

      3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License owned by any Credit Party is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except for matters that could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement or claim of infringement by others of any Intellectual Property Collateral.

      3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

      3.17  Environmental Matters.

            (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) to the knowledge of any Credit Party, the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $250,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities that could reasonably be expected to exceed $250,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $250,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party that could reasonably be expected to exceed $250,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $50,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

            (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

      3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

      3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

      3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

      3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the five largest customers of such Credit Party; or (b) the business relationship of any Credit Party with any supplier material to its operations.

      3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which any of them are subject, each of which is listed in Disclosure Schedule (3.22):
(a) purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum and forms of chain salon agreements, exclusive distribution agreements and distributor store agreements; (b) leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (c) licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments and documents evidencing Indebtedness of such Credit Party the principal amount of which exceeds $100,000 and any Lien granted by such Credit Party with respect thereto; and (e) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

      3.23 Solvency. Both before and after giving effect to: (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred; (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower; (c) the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent; provided, that Credit Parties that, in the aggregate, (i) have less than $2,000,000 in tangible assets or (ii) contribute less than 5% to the Pro Forma EBITDA of Borrower for the four full Fiscal Quarters immediately preceding the date any such solvency determination is to be made shall be excluded from the scope of the foregoing representation and warranty.

      3.24 Year 2000 Representations. Each Credit Party has completed a Year 2000 Assessment and a Year 2000 Corrective Plan, copies of which have been delivered to Agent.

      3.25 Subordinated Debt. As of the Closing Date, Borrower has delivered to Agent complete and correct copies of the Senior Subordinated Debt Documents. At the time each Credit Party incurred any Senior Subordinated Debt, such Credit Party had the corporate power and authority to incur such Indebtedness. The subordination provisions of the Senior Subordinated Debt Documents are enforceable against the holders of the Senior Subordinated Notes and the trustee under the Senior Subordinated Note Indenture by Agent and Lenders. All Obligations, including the Obligations to pay principal of and interest on the Loans, constitute "Designated Senior Debt," as that term is defined in the Senior Subordinated Note Indenture, entitled to the benefits of the subordination provisions contained in the Senior Subordinated Debt Documents, and no other Indebtedness of any Credit Party constitutes "Designated Senior Debt," as that term is defined in the Senior Subordinated Note Indenture. The principal of and interest on the Notes, all Letter of Credit Obligations and all other Obligations will constitute "senior debt" as that or any similar term is or may be used in any other instrument evidencing or applicable to any other Subordinated Debt. Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Senior Subordinated Debt Documents and this
Section 3.25.

4.    FINANCIAL STATEMENTS AND INFORMATION

      4.1 Reports and Notices.

            (a) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

            (b) Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

      4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent and, so long as a Default or an Event of Default shall have occurred and be continuing, each Lender, to communicate directly with its independent certified public accountants, including Arthur Andersen LLP, and authorizes and shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.    AFFIRMATIVE COVENANTS

      Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

      5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and
(d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

      5.2   Payment of Obligations.

            (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly (i) all Charges payable by it, including Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (ii) lawful claims for labor, materials, supplies and services or otherwise, in each case before any thereof shall become past due.

            (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that: (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges, Taxes or claims that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this
Section 5.2(b) are no longer met; and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

      5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

      5.4   Insurance; Damage to or Destruction of Collateral; Condemnation.

            (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described in Disclosure Schedule (3.18) as in effect on the date hereof, including the key man life insurance policy insuring the life of Sam L. Leopold in the amount of $1,000,000, or such other policies of insurance in form and in amounts and with insurers reasonably acceptable to Agent. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent reasonably deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

            (b) Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's reasonable opinion, adequately protect both Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

            (c) Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $500,000, as such Credit Party's true and lawful agent and attorney-in-fact (which power is coupled with an interest) for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, (A) apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d); provided, that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower, or (B) permit or require such Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided, that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with
Section 1.3(d); provided further, that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower. All insurance proceeds that are to be made available to Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Credit Party other than Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows: (1) Borrower shall request a Revolving Credit Advance or release from the cash collateral account to be made to such Credit Party in the amount requested to be released; (2) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such Revolving Credit Advance or Agent shall release funds from the cash collateral account; and (3) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d); provided, that in the case of insurance proceeds pertaining to any Credit Party other than Borrower, such insurance proceeds shall be applied to the Loans owing by Borrower.

            (d) Each Credit Party shall, immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of its property, notify Agent of the pendency of such proceeding, and agrees that Agent may participate in any such proceeding, and such Credit Party from time to time will deliver to Agent all instruments reasonably requested by Agent to permit such participation. Agent is authorized to collect the proceeds of any condemnation claim or award and apply them, at the direction of Requisite Revolving Lenders, to the reduction of the Obligations; provided, that if the amount of any condemnation is less than $1,000,000, Agent shall permit such Credit Party to replace, restore, repair or rebuild the property so long as no Default or Event of Default shall have occurred and be continuing at the time of any requested release of funds. If the condemned property is to be replaced, repaired, restored or rebuilt, such replacement, repair, restoration or rebuilding shall be done with materials and workmanship of substantially as good a quality as existed before such condemnation or taking. The applicable Credit Party shall commence the work of replacement, repair, restoration or rebuilding as soon as practicable and proceed diligently with it until completion. Plans and specifications for any such repair or restoration shall be reasonably satisfactory to Agent and shall be submitted to Agent prior to commencement of the work and shall be subject to the reasonable approval of Agent, which approval shall not be unreasonably delayed.

      5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws and Environmental Permits, and those promulgated by the Federal Trade Commission and the Food and Drug Administration, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      5.6 Supplemental Disclosure. From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation that has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Revolving Lenders in writing, and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

      5.7 Intellectual Property. Each Credit Party shall conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person, except to the extent that the failure to so conduct its business, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are reasonably appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $50,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent's written request and subject to any applicable restrictions in any leases covering any leased Real Estate, (i) cause the performance of such environmental audits, including subsurface sampling of soil and groundwater, and preparation of such environmental reports, in each case at Borrower's expense, as Agent may from time to time reasonably request, all of which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems reasonably appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

      5.9 Landlords' Agreements, Mortgagee Agreements and Bailee Letters. Each Credit Party shall use its best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a fair market value in excess of $50,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased, owned or used as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is leased, acquired or used), the Eligible Inventory at that location shall, in Agent's reasonable discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased or acquired by any Credit Party and no Inventory of any Credit Party shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent (which consent, in Agent's discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves reasonably acceptable to Agent) or, unless and until a satisfactory landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

      5.10 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's reasonable expense and upon reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

      5.11 Year 2000 Problems. On or prior to September 30, 1999, each Credit Party shall complete Year 2000 Corrective Actions. On or before October 31, 1999, each Credit Party shall complete Year 2000 Implementation Testing. On or before November 15, 1999, each Credit Party shall eliminate all Year 2000 Problems, except where the failure to correct the same could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

6.    NEGATIVE COVENANTS

      Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, without the prior written consent of Agent and Requisite Revolving Lenders, from and after the date hereof until the Termination Date:

      6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary; provided, that Borrower may form wholly-owned Domestic Subsidiaries solely for the purpose of acquiring assets pursuant to a Permitted Acquisition or serving as a vehicle into which existing Subsidiaries of Borrower may be merged, in each case subject to satisfaction of each of the following conditions: (i) Agent shall receive at least 10 Business Days' prior written notice of the proposed formation of any such Domestic Subsidiary, which notice shall include a reasonably detailed description of the purposes therefor; (ii) on or prior to the date of formation of any such Domestic Subsidiary, (A) Agent will be granted a first priority perfected Lien in the capital Stock of such Domestic Subsidiary, and Borrower and such Domestic Subsidiary shall have executed such documents and taken such actions as may be reasonably required by Agent in connection therewith, (B) such Domestic Subsidiary shall become a Guarantor under the Subsidiary Guaranty and shall have executed such other Collateral Documents as may be reasonably required by Agent to evidence the grant by such Domestic Subsidiary of a first priority perfected Lien in its assets, subject only to Permitted Encumbrances, and (C) Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the formation documents and all opinions, certificates, and other documents reasonably requested by Agent; and (iii) at the time of formation of any such Domestic Subsidiary and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person; provided, that (i) any

Subsidiary of Borrower may be merged into Borrower so long as Borrower is the survivor and (ii) any Subsidiary of Borrower may be merged into any Guarantor so long as such Guarantor is the survivor. Notwithstanding the foregoing, any Credit Party may acquire all or substantially all of the assets or capital Stock of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

                  (i) Agent shall receive at least 10 Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

                  (ii) at least 85% of the assets involved in such Permitted Acquisition (determined on an aggregate fair market value basis) shall be located within the United States or Canada and such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by Borrower and its Subsidiaries as of the Closing Date (which, for purposes hereof, consists of the manufacture and distribution of personal care or salon products and businesses or activities directly related thereto), and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to such Credit Party prior to such Permitted Acquisition;

                  (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

                  (iv) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower after giving effect to such Permitted Acquisition, except (A) Loans made hereunder in connection with such Permitted Acquisition, (B) Indebtedness secured by Liens consisting of purchase money security interests or Capital Leases encumbering assets of the Target involved in such Permitted Acquisition and permitted in clause (k) of the definition of Permitted Encumbrances, (C) unsecured indemnification obligations customarily provided in connection with transactions of the type represented by such Permitted Acquisition, (D) ordinary course trade payables, accrued expenses and other unsecured Indebtedness of the Target, and
(E) unsecured seller carry-back financing incurred in connection with such Permitted Acquisition;

                  (v) the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower after giving effect thereto, but excluding ordinary course trade payables and other current liabilities incurred in the ordinary course by the Targets the subject thereof to the extent that such trade payables and other current liabilities reflect normal payment terms and do not, in the aggregate, exceed the aggregate fair market value of the current assets of such Targets involved in such Permitted Acquisitions) shall not in the aggregate exceed $10,000,000 during any Fiscal Year;

                  (vi) the Target shall not have incurred an operating loss for the trailing

12-month period preceding the date of the Permitted Acquisition, as determined based upon the Target's financial statements for its most recently completed fiscal year and its most recent interim financial period completed within 60 days prior to the date of consummation of such Permitted Acquisition; provided, that the aggregate compensation expense incurred by the Target for such 12- month period with respect to (A) principal Stockholder-employees of the Target and (B) family members of such Stockholder-employees who are employees of the Target, in each case to be terminated in connection with such Permitted Acquisition, shall be excluded for purposes of making such determination;

                  (vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

                  (viii)at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and capital Stock of the Target, as applicable, and such Credit Party and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

                  (ix) concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Agent, in form and substance satisfactory to Agent:

                        (A) a pro forma consolidated balance sheet, income statement and cash flow statements of Borrower and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial statements, that shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (1) average daily Net Borrowing Availability for the 30-day period preceding the consummation of such Permitted Acquisition would have exceeded $9,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and (2) on a pro forma basis, no Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

                        (B) updated versions of the most recently delivered Projections covering the one year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "Acquisition Projections") and based upon financial data for the four full Fiscal Quarters most recently ended, taking into account such Permitted Acquisition; and

                        (C) a certificate of the chief financial officer of Borrower or, in the event such officer is not available, chief accounting officer of Borrower, to the effect that: (1) Borrower (after taking into consideration all rights of contribution and indemnity Borrower has against each of its Subsidiaries) will be Solvent upon the consummation of the Permitted Acquisition; (2) the Acquisition Pro Forma presents fairly in all material respects the financial condition of Borrower (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (3) the Acquisition Projections are reasonable estimates of the future financial performance of Borrower subsequent to the date thereof based upon the historical performance of Borrower and the Target and show that Borrower shall continue to be in compliance with the financial covenants set forth in Annex G for the three year period thereafter; and (4) Borrower has completed its due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent;

                  (x) within 15 days following consummation of such Permitted Acquisition, Agent shall have received copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, Lien search results and other documents reasonably requested by Agent; and

                  (xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

            Notwithstanding the foregoing, the Accounts and Inventory of the Target acquired in any such Permitted Acquisition shall not be included in Eligible Accounts and Eligible Inventory without the prior written consent of Agent and Requisite Revolving Lenders.

      6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by all Credit Parties does not exceed $1,000,000; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) so long as no Default or Event of Default shall have occurred and be continuing and no Advances are outstanding, Borrower may make investments up to $25,000,000 in the aggregate, subject to Control Letters in favor of Agent, for the benefit of Agent and Lenders, or otherwise subject to a perfected security interest in favor of Agent, for the benefit of Agent and Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks, and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; (d) the Credit Parties collectively may make other investments not exceeding $750,000 in the aggregate at any time outstanding; (e) accounts receivable that arise in the ordinary course of business and are payable on standard terms; (f) deposits for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business; (g) investments consisting of non-cash consideration received in connection with sales of assets permitted under Section 6.8; and (h) Borrower may make investments consisting of minority interests in corporations in an amount not to exceed $2,000,000 at any one time; provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such investment and (ii) average daily Net Borrowing Availability for the 30-day period immediately preceding any such investment would have exceeded $9,000,000 (after giving effect to any such investment as if made on the first day of such period). Without limiting the generality of the foregoing, Agent may, on an ad hoc basis, permit investments in joint ventures in an aggregate amount not to exceed $2,000,000 subject to such terms and conditions as it may, in its sole discretion, require.

      6.3   Indebtedness.

            (a) Except as otherwise expressly permitted by this Section 6, no Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests or Capital Leases permitted in clause (k) of the definition of Permitted Encumbrances, (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified,
(v) Subordinated Debt; provided, that Borrower may not incur Subordinated Debt in the form of Indebtedness evidenced by Additional Notes unless (A) no Default or Event of Default, and no "Default" or "Event of Default" under and as defined in the Senior Subordinated Note Indenture, shall have occurred and be continuing or would result after giving effect to the issuance of any Additional Notes, and
(B) not less than 1 Business Day prior to the incurrence of any such Subordinated Debt, Borrower has delivered to Agent projections in form and substance acceptable to Agent demonstrating same, (vi) Indebtedness consisting of unsecured intercompany loans and advances made by Borrower to any other Credit Party that is a Guarantor or by any such Guarantor to Borrower; provided, that: (A) Borrower shall have executed and delivered to each such Guarantor, and each such Guarantor shall have executed and delivered to Borrower, on the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by Borrower to such Guarantor or by such Guarantor to Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of Borrower under any such Intercompany Notes shall be subordinated to the Obligations of Borrower hereunder as provided in the Subsidiary Guaranty and the obligations of each other Credit Party under any such

Intercompany Notes shall, at the request of Agent, be subordinated to the Obligations of such Credit Party hereunder in a manner reasonably satisfactory to Agent; and (D) in the case of any such intercompany loan or advance made by Borrower, (1) Borrower shall be Solvent, both before and after giving effect to such intercompany loan or advance, (2) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such proposed intercompany loan or advance, (3) Borrower shall have Net Borrowing Availability of not less than (a) 10% multiplied by (b) the average daily Borrowing Availability for the 30-day period immediately preceding the date of such intercompany loan or advance, both before and after giving effect to such intercompany loan or advance, and (4) the aggregate balance of all such intercompany loans or advances shall not exceed $25,210,000 at any time, and
(vii) other unsecured Indebtedness not to exceed $500,000 in aggregate principal amount at any one time outstanding.

            (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than: (i) the Obligations; and (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c).

            (c) Notwithstanding the foregoing, if any restrictions contained in this Section 6.3 would cause Borrower to violate Section 4.08 of the Senior Subordinated Note Indenture as in effect on the Closing Date, then such restriction shall be deemed amended to the extent necessary to avoid such violation.

      6.4   Employee Loans and Affiliate Transactions.

            (a) Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $500,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

            (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its employees on an arm's length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes and stock option financing up to a maximum of $100,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding; provided, that for purposes of computing the foregoing amounts in this clause (b), loans by Borrower to Sam L. Leopold in the form of premiums advanced pursuant to split-dollar agreements with Sam L. Leopold under compensation arrangements between Borrower and Sam L. Leopold shall be excluded.

            (c) No Credit Party shall modify any employment agreements set forth in

Disclosure Schedule (6.4(a)) in any material respect or pay compensation to any of its employees party to any such employment agreements not provided for therein without the prior written consent of Agent and Requisite Revolving Lenders, which consent shall not be unreasonably withheld.

      6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way materially adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided, that Borrower may issue (i) any options to acquire shares of its common Stock pursuant to its stock option plans, (ii) shares of its common Stock pursuant to the exercise of rights under its stock option plans, (iii) shares of its common Stock pursuant to the exercise of rights under warrants, and (iv) shares of its Series A Junior Participating Preferred Stock pursuant to the terms of the Shareholder Rights Plan adopted by it in February 1999, in each case as in effect as of the Closing Date and set forth in Disclosure Schedule (3.8), and (v) shares of its Stock, warrants or other securities convertible into Stock subject to the requirements of Section 1.3(b)(iii) , or (c) amend its charter or bylaws in a manner that would materially adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations; provided, that any Credit Party may change its jurisdiction of incorporation or organization to the State of Arizona on 15 days' prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Agent and Lenders, in any Collateral, has been completed or taken. No Credit Party shall engage in any business other than the businesses currently engaged in by it (which, for purposes hereof, consists of the manufacture and distribution of personal care or salon products and businesses or activities directly related thereto).

      6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

      6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) and other Permitted Encumbrances. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses that prohibit Liens upon the assets that are subject thereto.

      6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than: (a) the sale of Inventory in the ordinary course of business; (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that is obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $500,000 in any single transaction or $1,000,000 in the aggregate in any Fiscal Year; (c) other Equipment and Fixtures having a value not exceeding $500,000 in any single transaction or $1,000,000 in the aggregate in any Fiscal Year; (d) the sale by Ft. Pitt Acquisition, Inc. of its interest in and to the Roffler trademark for not less than $300,000; (e) the sale by Borrower of its fee-owned interest in the Real Estate located in Duncanville, Texas in an arm's length transaction for cash consideration; and (f) sales, transfers or other dispositions of assets pursuant to which assets are transferred between Guarantors or from any Guarantor to Borrower. With respect to any disposition of assets or other properties permitted pursuant to clauses (b), (c) and (d) above, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

      6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

      6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the financial covenants set forth in Annex G (the "Financial Covenants").

      6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits, or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

      6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets if the aggregate of all payments payable in any Fiscal Year for all Credit Parties in connection with any such transaction on a consolidated basis would exceed $150,000.

      6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and (a) in the ordinary course of its business consistent with past practices or (b) in connection with the settlement of litigation to which it is a party or other good faith disputes in which it is directly involved.

      6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Guarantors to the extent permitted by Section 6.3, (b) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (c) employee loans permitted under Section 6.4(b), (d) scheduled payments of interest with respect to the Senior Subordinated Notes to the extent permitted pursuant to the subordination provisions of the Senior Subordinated Debt Documents, (e) payments with respect to other Subordinated Debt to the extent permitted pursuant to the subordination provisions governing such Subordinated Debt, (f) purchases, redemptions, retirements or acquisitions of shares of capital Stock of Borrower, or options or warrants to purchase shares of such capital Stock, held by officers, directors or employees of Borrower or any of its Subsidiaries pursuant to compensation plans or arrangements as in effect as of the Closing Date and set forth in Disclosure Schedule (3.8) in connection with the death, disability or termination of employment of any such officer, director or employee, and (g) other purchases, redemptions, retirements or acquisitions of shares of capital Stock of Borrower; provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any purchase, redemption, retirement or acquisition pursuant to clause (f) or (g) above, (ii) average daily Net Borrowing Availability for the 30-day period immediately preceding any purchase, redemption, retirement or acquisition pursuant to clause
(f) or (g) above would have exceeded $9,000,000 (after giving effect to any such purchase, redemption, retirement or acquisition as if made on the first day of such period), and (iii) the sum of all amounts payable in connection with any purchase, redemption, retirement or acquisition pursuant to clause (g) above shall not in the aggregate exceed $3,000,000 at any time. Notwithstanding the foregoing, if any restrictions contained in this Section 6.14 would cause Borrower to violate Section 4.08 of the Senior Subordinated Note Indenture as in effect on the Closing Date, then such restriction shall be deemed amended to the extent necessary to avoid such violation.

      6.15 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case without at least 30 days' prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Agent and Lenders, in any Collateral and to provide access and other rights as against third parties in accordance with the requirements of Section 5.9, has been completed or taken; provided, that (i) with respect to a change in location of such Credit Party's chief executive office, principal place of business, corporate office or location of its records concerning the Collateral, any such new location shall be in the continental United States of America, and (ii) with respect to a change in location at which any Collateral is held or stored, any such new location may only be located outside of the continental United States of America if the aggregate fair market value of all Collateral located outside of the continental United States of America after giving effect to any such change in location (excluding, for purposes of this clause (ii), assets located outside of the continental United States of America that are acquired pursuant to a Permitted Acquisition or Eligible Inventory located in the United Kingdom) would not exceed $500,000. Without limiting the generality of the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Agent and Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year unless approved by Agent in writing,


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
which approval shall not be unreasonably withheld or delayed.

      6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents and the Senior Subordinated Debt Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower to Borrower.

      6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

      6.18 Leases. During any Fiscal Year, no Credit Party shall enter into any operating lease for Equipment or Real Estate if the aggregate annual rental payments payable in any given Fiscal Year (each such Fiscal Year, a "Reference Year") under any such operating lease, when taken together with the aggregate annual rental payments payable in the same Reference Year under all other such operating leases entered into by any Credit Party during such Fiscal Year, would exceed $750,000 on a consolidated basis; provided, that (a) any such lease existing as of the Closing Date, together with any extension, modification, or amendment thereof, and any lease replacing any such lease if the replacement lease contains substantially the same terms as the lease being replaced, and (b) a third party distribution/logistics/warehousing agreement to be entered into by Borrower in furtherance of its strategic centralization efforts as announced by Borrower in connection with the release of its financial results for the Fiscal Quarter ending September 30, 1998, which agreement shall be in form and substance reasonably satisfactory to Agent, shall not be included for purposes of making the foregoing determination.

      6.19 Changes and Other Matters Relating to Subordinated Debt. No Credit Party shall change or amend the terms of any Subordinated Debt, including the Senior Subordinated Debt, or any indenture or agreement in connection therewith, if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of such Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender. In addition, Borrower will not designate any Indebtedness other than the Obligations as "Designated Senior Debt," as that term is defined in the Senior Subordinated Note Indenture. Notwithstanding anything to the contrary in this
Section 6.19 or in any other provision of this Agreement or any other Loan Document, Borrower shall be entitled to issue the Additional Notes pursuant to, and subject to all the requirements of, the Senior Subordinated Note Indenture and the other Senior Subordinated Debt Documents, the proceeds of which shall be used by Borrower to prepay the Loans in


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
accordance with Section 1.3(b)(iii).

7.    TERM

      7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

      7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES

      8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

            (a) Borrower (i) shall fail to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) shall fail to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten days following Agent's demand for such reimbursement or payment of expenses.

            (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4 or 6, or any of the provisions set forth in Annexes C or G, respectively.

            (c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for ten days or more.

            (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more following the earlier of (i) receipt by such Credit Party of written notice of such failure or (ii) such Credit Party's knowledge of such failure.


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
            (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $1,500,000 in the aggregate, including the Senior Subordinated Notes or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $1,500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

            (f) (i) Any information contained in any Borrowing Base Certificate shall be untrue or incorrect in any material respect, or (ii) any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made; provided, that for purposes of clause (i) above and without limiting the same, any misstatement or error contained in any Borrowing Base Certificate that, if corrected, would cause the actual Net Borrowing Availability as of the date of such Borrowing Base Certificate to be (A) less than zero or (B) more than $50,000 below the Net Borrowing Availability as represented therein shall be deemed to be material.

            (g) Assets of any Credit Party with a fair market value of $500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 60 days or more.

            (h) A case or proceeding shall have been commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of such Credit Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a final and non-appealable decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction over such case or proceeding.

            (i) Any Credit Party shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to or fail to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of such Credit Party's assets,
(iii) make an assignment for the benefit of creditors, (iv) take any corporate action in furtherance of any of the foregoing, or (v) admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

            (j) A final judgment or judgments for the payment of money in excess of

$1,000,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same (i) shall not have been discharged or execution thereof stayed or bonded pending appeal within 60 days after the entry thereof, or (ii) shall not have been discharged prior to the expiration of any such stay; provided, that if (A) the liability of such Credit Party under any such judgment is adequately insured against under a policy of insurance satisfying the requirements of Section 5.4, (B) the insurer thereunder has accepted tender of such Credit Party's claim with respect thereto without any reservation of rights, and (C) the failure to discharge such judgment or obtain such a stay or bond within such time period could not reasonably be expected to have or result in a Material Adverse Effect, then no Event of Default shall be deemed to have occurred hereunder until such time as the failure to discharge such judgment or obtain such a stay could reasonably be expected to have or result in a Material Adverse Effect.

            (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document shall cease to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby except, with respect to the loss of perfection or priority only, to the extent any such loss results from the negligence of Agent, any Lender, or any of their respective agents or representatives.

            (l) Any Change of Control shall occur.

            (m) Any event shall occur, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of any Credit Party generating more than 20% of Borrower's consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 60 days.

            (n) Any material default or breach by any Credit Party shall occur and be continuing under any agreement set forth in Disclosure Schedule (8.1(n)) or any such agreement shall be terminated for any reason.

      8.2   Remedies.

            (a) If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Revolving Lenders, shall), without notice, suspend the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations, whereupon any further Advances and the incurrence of further Letter of Credit Obligations shall be made or incurred in Agent's sole discretion (or in the sole discretion of Requisite Revolving Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Revolving Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.


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
            (b) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Revolving Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan, to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or in equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or (i), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

      8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard;
(b) all rights to notice and a hearing prior to Agent's taking possession or control of, or Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies; and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.    ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

      9.1 Assignment and Participations.

            (a) The Credit Parties consent to any Lender's assignment of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations or any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall: (i) require the consent of Agent and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment by the assigning Lender to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations of all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of


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
Borrower to the assignee and that the assignee shall be a "Lender." In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes, if any, in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

            (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents or pursuant to applicable law). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender." Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

            (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

            (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

            (e) Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

            (f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under
Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

      9.2   Appointment of Agent.

            (a) GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

            (b) If Agent shall request instructions from Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Revolving Lenders, Supermajority Revolving Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (i) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (ii) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or
(iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable.


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
      9.3 Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

      9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

      9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.


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
      9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

      9.7 Successor Agent. Agent may resign at any time by giving not less than 30 days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite Revolving Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Requisite Revolving Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Requisite Revolving Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Requisite Revolving Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Revolving Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents. Agent may be removed at the written direction of the holders (other than Agent) of 80% or more of the Commitments (excluding Agent's Commitment); provided, that in so doing, such Lenders shall be deemed to have waived and released any and all claims they may have against Agent.


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
      9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, and subject to the provisions of Section 9.9(f), upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender or holder of any Note exercising a right to offset or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender's obligation under this
Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of setoff, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the setoff amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of setoff, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

      9.9   Advances; Non-Funding Lenders; Information; Actions in Concert.

            (a)   Advances; Payments.

                  (i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 11:00 a.m. (California time) on the date such Notice of Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 1:00 p.m. (California time) on the requested funding date, in the case of an Index Rate Loan, and not later than 10:00 a.m. (California time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving


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
Credit Advance to Borrower. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                  (ii) On the second Business Day of each calendar week or more frequently as aggregate cumulative payments in excess of $2,000,000 are received with respect to the Loans (other than the Swing Line Loan) (each, a "Settlement Date"), Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that such Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of that Lender on the Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 11:00 a.m. (California time) on the next Business Day following each Settlement Date.

            (b) Availability of Lender's Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

            (c) Return of Payments.

                  (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                  (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any


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
Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person without setoff, counterclaim or deduction of any kind.

            (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Revolving Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, or to purchase a participation required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Revolving Lenders" or "Supermajority Revolving Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

            (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

            (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Revolving Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent.


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
10.   SUCCESSORS AND ASSIGNS

      This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

1.   MISCELLANEOUS

      1.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter (other than the GE Capital Fee Letter) or confidentiality agreement between any Credit Party and Agent or any Lender or any of their respective Affiliates predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

      1.2  Amendments and Waivers.

            (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement, any of the Notes or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Revolving Lenders, Supermajority Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Revolving Lenders.

            (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that (i) increases the percentage advance rates set forth in the definition of the Borrowing Base, (ii) makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7 or (iii) amends the definitions of "Applicable EBITDA Multiple" or "Pro Forma EBITDA" if the result of any such amendment has the effect of making more credit available shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders, and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in
Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite


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
Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default (if in connection therewith Agent or Requisite Revolving Lenders, as the case may be, have exercised its or their right to suspend the making or incurrence of further Advances or Letter of Credit Obligations pursuant to Section 8.2(a)) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

            (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender;
(iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms "Requisite Revolving Lenders" or "Supermajority Revolving Lenders" insofar as such definitions affect the substance of this
Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

            (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                  (i) requiring the consent of all affected Lenders, the consent of Requisite Revolving Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii) and (iii) below being referred to as a "Non-Consenting Lender"),

                  (ii) requiring the consent of Supermajority Revolving Lenders, the consent of Requisite Revolving Lenders is obtained, but the consent of Supermajority Revolving Lenders is not obtained, or

                  (iii) requiring the consent of Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate Revolving Loan Commitments is obtained, but the consent of Requisite Revolving Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower's request Agent, or a Person acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

            (e) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.13), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

      1.3 Fees and Expenses. Borrower shall reimburse Agent and, with respect to syndication expenses, GE Capital, for all reasonable out-of-pocket expenses incurred in connection with the negotiation, preparation and syndication of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrower shall reimburse Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

            (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Loans;

            (b) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

            (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person, and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided further, that Borrower shall not be required to so reimburse Agent or any Lender in connection with any action (i) between any Credit Party and Agent or any Lender on this Agreement or any other Loan Document pending before a court of competent jurisdiction, (ii) that has not been voluntarily dismissed or dismissed pursuant to a settlement thereof, and
(iii) in which a final, non-appealable judgment or order shall have been entered in favor of such Credit Party containing an express finding that such Credit Party is the prevailing party;

            (d) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

            (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default; and

            (f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other reasonable professional and service providers' fees arising from such services, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

      1.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and


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
representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

      1.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.
Recourse to the Collateral shall not be required.

      1.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

      1.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

      1.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two years following receipt thereof, except that Agent and each Lender may disclose such information: (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

      1.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND

PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION (INCLUDING ANY JURISDICTION IN WHICH THE COLLATERAL IS LOCATED) TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY AND EACH LENDER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH SUCH PERSON HEREBY WAIVES ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

      1.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if


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
hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

      1.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      1.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

      1.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

      1.14 Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements with Borrower's consent, which shall not be unreasonably withheld or delayed.

      1.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

      1.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

      1.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                              "Borrower"

                              STYLING TECHNOLOGY CORPORATION


                              By:_____________________________________
                                    Richard R. Ross
                                    Executive Vice President, Chief Financial
                                    Officer and Treasurer


                              GENERAL ELECTRIC CAPITAL
                              CORPORATION, as Agent and a Lender


                              By:_____________________________________
                                    Timothy J. Rafanello
                                    Duly Authorized Signatory


Revolving Loan
Commitment (including
a Swing Line Commitment
of $10,000,000):
$90,000,000

                  [Remainder of Page Intentionally Left Blank]

            The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

                              U.K. ABBA PRODUCTS, INC.


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                              EUROPEAN TOUCH, LTD. II


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                              BEAUTY PRODUCTS INC.


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                              COSMETICS INTERNATIONAL INC.


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                              FT. PITT ACQUISITION, INC.


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                              FT. PITT-FRAMESI, LTD.


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

[Signatures Continued]


                              STYLING TECHNOLOGY NAIL CORPORATION


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                              STYL INSTITUTE, INC.


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                              STYLING TECHNOLOGY (UK) LIMITED


                              By:_____________________________________
                                    Richard R. Ross
                                    Secretary

                              STYLING TECHNOLOGY EXPORT CORPORATION


                              By:_____________________________________
                                    Richard R. Ross
                                    Vice President and Treasurer

                               ANNEX A (RECITALS)
                                       TO
                                CREDIT AGREEMENT

                                   DEFINITIONS

            Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references in the following definitions to Sections, Exhibits, Schedules or Annexes shall refer to Sections, Exhibits, Schedules or Annexes of the Agreement:

            "Account Debtor" shall mean any Person who may become obligated to any other Person under, with respect to, or on account of, an Account.

            "Accounting Changes" shall have the meaning assigned to it in Annex
G.

            "Accounts" shall mean all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Person, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of such Person's rights in, to and under all purchase orders or receipts for goods or services, (c) all of such Person's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person), including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guaranties of any kind given by any other Person with respect to any of the foregoing.

            "Additional Notes" shall have the meaning assigned to it in the Senior Subordinated Note Indenture.

            "Advance" shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

            "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners or (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term "Affiliate" shall specifically exclude Agent and each Lender.

            "Agent" shall mean GE Capital, in its capacity as Agent for Lenders, or its successor appointed pursuant to Section 9.7.

            "Agreement" shall mean the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and a Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

            "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

            "Applicable EBITDA Multiple" shall mean 1.25.

            "Applicable L/C Margin" shall mean the per annum fee payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

            "Applicable Margins" shall mean, collectively, the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin, and the Applicable Revolver LIBOR Margin.

            "Applicable Revolver Index Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

            "Applicable Revolver LIBOR Margin" shall mean the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

            "Applicable Senior Leverage Multiple" shall mean, as of any date of determination, the maximum Senior Leverage Ratio covenant level for Borrower and its Subsidiaries set forth in Annex G as of such date.

            "Applicable Total Leverage Multiple" shall mean, as of any date of determination, the maximum Total Leverage Ratio covenant level for Borrower and its Subsidiaries set forth in Annex G as of such date.

            "Applicable Unused Line Fee Margin" shall mean the per annum fee payable in respect of Borrower's non-use of available funds pursuant to Section 1.9(b), as determined by reference to Section 1.5(a).

            "Assignment Agreement" shall have the meaning assigned to it in
Section 9.1(a).

            "Bankruptcy Code" shall mean the provisions of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

            "Borrower" shall have the meaning assigned to it in the preamble to the Agreement.

            "Borrower Accounts" shall have the meaning assigned to it in Annex
C.

            "Borrowing Availability" shall have the meaning assigned to it in
Section 1.1(a)(i).

            "Borrowing Base" shall mean, as of any date of determination by Agent, from time to time, an amount equal to the lowest of:

            (a)   (i) 80% of the book value of Eligible Accounts; plus

                  (ii) 65% of the book value of Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market; plus

                  (iii) the Applicable EBITDA Multiple multiplied by Pro Forma EBITDA of Borrower for the four full Fiscal Quarters immediately preceding such date;

            (b) the Applicable Senior Leverage Multiple multiplied by Pro Forma EBITDA of Borrower for the four full Fiscal Quarters immediately preceding such date; and

            (c) (i) (A) the Applicable Total Leverage Multiple multiplied by (B) Pro Forma EBITDA of Borrower for the four full Fiscal Quarters immediately preceding such date, minus (ii) (A) the Funded Debt of Borrower on a consolidated basis as of such date of determination minus (B) the outstanding balance of the Obligations as of such date of determination;

with respect to each of clauses (a) through (c) above, less any Reserves established by Agent at such time in its reasonable credit judgment.

            "Borrowing Base Certificate" shall mean a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

            "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of California or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

            "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such

Person.

            "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

            "Cash Collateral Account" shall have the meaning assigned to it in Annex B.

            "Cash Equivalents" shall have the meaning assigned to it in Annex B.

            "Cash Management System" shall have the meaning assigned to it in
Section 1.8.

            "Change of Control" means any of the following: (a) any Person (other than Sam L. Leopold) or group of Persons (within the meaning of the Securities Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act) of 50% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) a majority of individuals who as of the Closing Date constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors as of the Closing Date or whose election or nomination for election were previously so approved) cease for any reason other than death or disability to be members of the board of directors of Borrower; or (c) any "Change of Control," as that term is defined in the Senior Subordinated Note Indenture.

            "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Person, (d) any Person's ownership or use of any properties or other assets, or (e) any other aspect of any Person's business.

            "Chattel Paper" shall mean any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

            "Closing Date" shall mean June 22, 1999.

            "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

            "Collateral" shall mean the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of Agent and Lenders, to secure the Obligations.

            "Collateral Documents" shall mean the Security Agreement, the Pledge Agreement, the Guaranties, the Patent, Trademark and Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations, as each such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

            "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Annex F.

            "Collection Account" shall mean that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York, ABA No. 021 001 033, or such other account as may be designated in writing by Agent as the "Collection Account."

            "Commitments" shall mean (a) as to any Lender, such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be Ninety Million Dollars ($90,000,000) on the Closing Date, and, with respect to each of clauses (a) and (b), as such Commitments may be adjusted from time to time in accordance with the Agreement.

            "Commitment Termination Date" shall mean the earliest of (a) June 22, 2004, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans, the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the termination of the Revolving Loan Commitment and the Swing Line Commitment, in each case in accordance with the provisions of Section 1.3(a).

            "Compliance Certificate" shall have the meaning assigned to it in Annex E.

            "Contracts" shall mean all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

            "Control Letter" shall mean a letter agreement between Agent and (a) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (b) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party,
(c) a futures commission merchant or clearing house with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant, as applicable, disclaims or subordinates any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of Agent and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

            "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Person under any written agreement granting any right to use any Copyright or Copyright registration.

            "Copyrights" shall mean all of the following property now owned or existing or hereafter adopted or acquired by any Person: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, or any territory thereof, or any other country or any political subdivision thereof; and (b) all extensions or renewals thereof.

            "Credit Parties" shall mean Borrower and each of its Subsidiaries and each other Person that may from time to time become a party to the Agreement in such capacity.

            "Default" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

            "Default Rate" shall have the meaning assigned to it in Section 1.5(d).

            "Disbursement Account" shall have the meaning assigned to it in Annex C.

            "Disclosure Schedules" shall mean the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (8.1(n)) in the Index to the Agreement.

            "Documents" shall mean any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

            "Dollars" or "$" shall mean lawful currency of the United States of America.

            "Domestic Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.

            "EBITDA" shall mean, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of assets by such Person outside of the ordinary course of business (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, plus (c) the sum of (i) any provision for income taxes,
(ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) any aggregate net loss during such period arising from the sale, exchange or other disposition of assets by such Person outside of the ordinary course of business (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) the amount of non-cash charges (including depreciation and amortization) for such period, (vi) amortized debt discount for such period, and
(vii) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (A) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (B) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (H) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (I) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

            "Eligible Accounts" shall have the meaning assigned to it in Section 1.6.

            "Eligible Inventory" shall have the meaning assigned to it in
Section 1.7.

            "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7

U.S.C. Sections 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substance Control Act (15 U.S.C.
Sections 2601 et seq.); the Clean Air Act (42 U.S.C. Sections 7401
et seq.); the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.); and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

            "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

            "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

            "Equipment" shall mean all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all such Person's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment, and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder.

            "ERISA Affiliate" shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b),
(c), (m) or (o) of the IRC.

            "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate: (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer," as defined in

Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under
Section 4241 of ERISA; (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

            "ESOP" shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

            "Event of Default" shall have the meaning assigned to it in Section 8.1.

            "Fair Labor Standards Act" shall mean the provisions of the Fair Labor Standards Act, 29 U.S.C. Sections 201 et seq.

            "Fair Salable Balance Sheet" shall mean a balance sheet of Borrower prepared in accordance with Section 3.4(d).

            "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

            "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

            "Fees" shall mean any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

            "Financial Covenants" shall have the meaning assigned to it in
Section 6.10.

            "Financial Statements" shall mean the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

            "First Adjustment Date" shall have the meaning assigned to it in
Section 1.5(a).

            "Fiscal Month" shall mean any of the monthly accounting periods of Borrower.

            "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower ending on March 31, June 30, September 30 and December 31 of each year.

            "Fiscal Year" shall mean any of the annual accounting periods of Borrower ending on December 31 of each year.

            "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (a) (i) Pro Forma EBITDA minus (ii) Capital Expenditures paid by such Person in cash minus (iii) Taxes paid in cash or accrued by such Person to (b) Fixed Charges, in each case for such period. In computing Fixed Charges for any fiscal period, interest and principal payments that are due within one week after the end of that fiscal period, without duplication, shall be deemed to have been paid on the last day of that fiscal period.

            "Fixed Charges" shall mean, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) regularly scheduled payments of principal paid or payable with respect to Indebtedness during such period.

            "Fixtures" shall mean all "fixtures," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located.

            "Foreign Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person that is not organized under the laws of the United States of America or the District of Columbia.

            "Fuhrer Debt" shall mean the Indebtedness evidenced by (a) that certain Promissory Note dated June 5, 1990, made by Ft. Pitt Acquisition, Inc. and Ft. Pitt-Framesi, Ltd., collectively, as makers, in favor of Frank Fuhrer International, Inc. and Framesi of U.S.A., Inc., collectively, as payee, in the original principal amount of $2,986,010.03 and (b) that certain Promissory Note dated June 5, 1990, made by Ft. Pitt Acquisition, Inc. and Ft. Pitt-Framesi, Ltd., collectively, as makers, in favor of Frank Fuhrer International, Inc. and Framesi of U.S.A., Inc., collectively, as payee, in the original principal amount of $1,400,000.

            "Funded Debt" shall mean, with respect to any Person, without duplication, all Indebtedness of such Person for borrowed money evidenced by notes, bonds, debentures or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

            "GAAP" shall mean generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

            "GE Capital" shall mean General Electric Capital Corporation, a New York corporation.

            "GE Capital Fee Letter" shall have the meaning assigned to it in
Section 1.9(a).

            "General Intangibles" shall mean all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Person, including all right, title and interest that such Person may now or hereafter have in or under any Contracts, Licenses, Copyrights, Trademarks and Patents and all applications therefor and reissues, extensions or renewals thereof, interests in partnerships, joint ventures and other business associations, permits, inventions (whether or not patented or patentable), knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, Goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated and certificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, instruments and other property in respect of or in exchange for pledged shares or other equity interests, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Person or any computer bureau or service company from time to time acting for such Person.

            "Goods" shall mean any "goods," as such term is defined in the Code, now owned or hereafter acquired by any Person.

            "Goodwill" shall mean all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and other General Intangibles now or hereafter owned or acquired by any Person.

            "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

            "Guaranties" shall mean, collectively, the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent, for the benefit of Agent and Lenders, in respect of the Obligations.

            "Guarantors" shall mean each Domestic Subsidiary of Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for the benefit of Agent and Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

            "Hazardous Material" shall mean any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

            "Indebtedness" shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

            "Indemnified Liabilities" shall have the meaning assigned to it in
Section 1.13.

            "Index Rate" shall mean, for any day, a floating rate equal to the higher of (a) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and
(b) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

            "Index Rate Loan" shall mean a Loan or any portion thereof bearing interest by reference to the Index Rate.

            "Initial Notes" shall have the meaning assigned to it in the Senior Subordinated Note Indenture.

            "Instruments" shall mean any "instrument," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including all certificated securities, all certificates of deposit, and all notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

            "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks and the Goodwill associated with any of the foregoing.

            "Intellectual Property Collateral" shall mean all of the right, title and interest of any Credit Party, whether presently existing or hereafter arising or acquired, in, to and under the following:

            (a)   each Patent owned and Patent application filed by such Person;

            (b) each Patent License to which such Person is a party (or the assignee of a party);

            (c) each Trademark owned and Trademark application filed by such Person;

            (d) each Trademark License to which such Person is a party (or the assignee of a party);

            (e) each Copyright owned and Copyright application filed by such Person;

            (f) each Copyright License to which such Person is a party;

            (g) the Goodwill associated with each Trademark and Trademark application, and each of such Person's Trademarks licensed under any Trademark License; and

            (h) all Proceeds of the foregoing, including (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Person from time to time with respect to any of the foregoing, (ii) any and all payments (in any form whatsoever) made or due and payable to any Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the foregoing by any Governmental Authority (or any Person acting under color of Governmental Authority), (iii) any claim of any Person against third parties for
(A) past, present or future infringement of any Patent or Patent License, (B) past, present or future infringement of any Copyright, Copyright License, (C) past, present or future infringement or dilution of any Trademark or Trademark License, or (D) injury to the Goodwill associated with any Trademark or Trademark License, (iv) any recoveries by any Person against third parties with respect to any litigation or dispute concerning any of the foregoing, and (v) any and all other amounts from time to time paid or payable under or in connection with any of the foregoing, upon disposition or otherwise.

            "Intercompany Notes" shall have the meaning assigned to it in
Section 6.3.

            "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

            "Interest Payment Date" shall mean (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and
(y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

            "Inventory" shall mean any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Person, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

            "Investment Property" shall mean all "investment property," as such term is defined in Section 9-115 of the Code in those jurisdictions in which such definition has been adopted, now owned or hereafter acquired by any Person, wherever located, including (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares, (b) all securities entitlements of such Person, including the rights of such Person to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to such account, (c) all securities accounts of such Person, (d) all commodity contracts held by such Person, and (e) all commodity accounts held by such Person.

            "IRC" shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

            "IRS" shall mean the Internal Revenue Service.

            "L/C Issuer" shall have the meaning assigned to it in Annex B.

            "L/C Sublimit" shall have the meaning assigned to it in Annex B.

            "Lenders" shall mean GE Capital, the other Lenders named on the signature pages of the Agreement and, if any such Lender shall decide to assign all or any portion of the Obligations, any assignee of such Lender.

            "Letter of Credit Fee" shall have the meaning assigned to it in Annex B.

            "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Agent or purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent or Lenders thereupon or pursuant thereto.

            "Letters of Credit" shall mean commercial or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers' acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

            "LIBOR Business Day" shall mean a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

            "LIBOR Loan" shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

            "LIBOR Period" shall mean, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

            (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

            (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two LIBOR Business Days prior to such date;

            (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

            (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

            (e) Borrower shall select LIBOR Periods so that there shall be no more than five separate LIBOR Loans in existence at any one time.

            "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest determined by Agent equal to:

            (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second full LIBOR Business Day preceding the first day of such LIBOR Period; divided by

            (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

            "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Person.

            "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

            "Litigation" shall have the meaning assigned to it in Section 3.13.

            "Loan Account" shall have the meaning assigned to it in Section
1.12.

            "Loan Documents" shall mean the Agreement, the Notes, the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement or Loan Document as the same may be in effect at any and all times such reference becomes operative.

            "Loans" shall mean the Revolving Loan and the Swing Line Loan.

            "Lock Boxes" shall have the meaning assigned to it in Annex C.

            "Margin Stock" shall have the meaning assigned to it in Section
3.10.

            "Material Adverse Effect" shall mean a material adverse effect on
(a) the business, assets, operations, prospects or financial or other condition of the Credit Parties considered as a whole, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Guarantors' ability, taken as a whole, to pay their respective Obligations under the Guaranties, (d) the Collateral or Agent's Liens, for the benefit of Agent and Lenders, on the Collateral or the priority of such Liens, or (e) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties that, as of any date of determination, results or could reasonably be expected to result in costs or liabilities or loss of revenues on a consolidated basis in any quarterly period in excess of 25% of the average pro forma quarterly revenues for the four full Fiscal Quarters immediately preceding such date of determination shall be deemed to constitute a Material Adverse Effect.

            "Maximum Amount" shall mean, at the time any determination thereof is to be made, the amount at such time equal to the Revolving Loan Commitment of all Lenders.

            "Maximum Lawful Rate" shall have the meaning assigned to it in
Section 1.5(f).

            "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA and to which any Credit Party or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

            "Net Borrowing Availability" shall mean as of any date of determination, the lesser of (a) the Maximum Amount and (b) the Borrowing Base, in each case less the sum of the Revolving Loan and Swing Line Loan then outstanding.

            "Non-Funding Lender" shall have the meaning assigned to it in
Section 9.9(a)(ii).

            "Notes" shall mean, collectively, the Revolving Notes and the Swing Line Note.

            "Notice of Conversion/Continuation" shall have the meaning assigned to it in

Section 1.5(e).

            "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

            "Obligations" shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

            "Overadvance" shall have the meaning assigned to it in Section 1.1(a)(iii).

            "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Person granting any right with respect to any invention on which a Patent is in existence.

            "Patents" shall mean all of the following property in which any Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States or any territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part, divisions or extensions thereof.

            "Patent, Trademark and Copyright Security Agreement" shall mean the Patent, Trademark and Copyright Security Agreement of even date herewith made in favor of Agent, for the benefit of Agent and Lenders, by each Credit Party signatory thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Pension Plan" shall mean a Plan described in Section 3(2) of ERISA.

            "Permitted Acquisition" shall have the meaning assigned to it in
Section 6.1.

            "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or that are being contested in accordance with Section 5.2(b) of the Agreement; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges


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

or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $250,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) Liens existing on the Closing Date and listed in Disclosure Schedule (6.7) and Liens securing any refinancings of the Indebtedness secured by any such Closing Date Liens so long as such refinancings are permitted under the Agreement and such Liens do not encumber any assets not encumbered by such Closing Date Liens; (j) presently existing or hereafter created Liens in favor of Agent, for the benefit of Agent and Lenders; (k) Liens
(i) created after the Closing Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, or (ii) consisting of purchase money security interests or Capital Leases encumbering assets of a Target involved in a Permitted Acquisition, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $2,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and the proceeds thereof and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets);
(l) Liens arising from precautionary filings of financing statements contemplated by Section 9-408 of the Code made by lessors against any Credit Party, as a lessee, with respect to leases of personal property permitted by the Agreement; (m) leases or subleases under which any Credit Party is a lessee that are permitted by the Agreement; and (n) Liens in favor of the "Trustee," as that term is defined under the Senior Subordinated Note Indenture, pursuant to
Section 7.07 of the Senior Subordinated Note Indenture.

            "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

            "Plan" shall mean, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Credit Party or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

            "Pledge Agreement" shall mean the Pledge Agreement of even date herewith executed by each Credit Party signatory thereto in favor of Agent, for the benefit of Agent and Lenders, pledging all Stock owned or held by it and all Intercompany Notes owing to or held by


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

it, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

            "Prior Lender Agreement" shall mean that certain Credit Agreement dated as of June 30, 1998, by and among Borrower, the lenders party thereto, NationsBank, N.A., as administrative agent, and BankBoston, N.A., as documentation agent, as the same may have been amended, restated, supplemented or otherwise modified from time to time.

            "Prior Lenders" shall mean, collectively, NationsBank, N.A., BankBoston, N.A., and each other lender party to the Prior Lender Agreement.

            "Prior Lender Obligations" shall mean all obligations of the Credit Parties to any Prior Lender pursuant to the Prior Lender Agreement and all other agreements, instruments or documents executed and delivered to, or in favor of, any Prior Lender in connection therewith or the transactions contemplated thereby, in each case as the same may have been amended, restated, supplemented or otherwise modified from time to time.

            "Proceeds" shall mean "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Person from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Person against third parties (i) for past, present or future infringement of any Patent or Patent License, or
(ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the Goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Person against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

            "Pro Forma" shall mean the financial statements attached as Disclosure Schedule (3.4(b)) to the Agreement.

            "Pro Forma EBITDA" shall mean, with respect to any Person for any fiscal period, EBITDA of such Person, adjusted to (a) include the pro forma EBITDA of any business acquired by such Person during such period as if acquired at the beginning of such period after giving effect to adjustments for any expenses that have been or will be eliminated under ownership by such Person or any of its Subsidiaries of such acquired business, as determined by such Person and approved by Requisite Revolving Lenders in their reasonable credit judgment; provided, that the approval of Requisite Revolving Lenders shall not be required
(i) for inclusion in the Borrowing Base of the pro forma EBITDA of any Target acquired pursuant to a Permitted Acquisition or (ii) with respect to adjustments thereto for aggregate compensation expense with respect to (A) principal Stockholder-employees of any Target and (B) family members of such Stockholder-employees who are employees of such Target, in each case to be terminated in connection with a Permitted Acquisition, and expenses directly related thereto, (b) exclude the pro forma EBITDA of any business disposed of during such period as if disposed of at the beginning of


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

such period, and (c) exclude specific one-time cash expenses related to Borrower's strategic centralization and reengineering plan as announced by Borrower in connection with the release of its financial results for the Fiscal Quarter ending September 30, 1998.

            "Projections" shall mean Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary-by-Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

            "Pro Rata Share" shall mean, with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan (including the Swing Line Loan as a subset of the Swing Line Lender's Revolving Loan), the percentage obtained by dividing (i) the Revolving Loan Commitment (including the Swing Line Commitment as a subset of the Swing Line Lender's Revolving Loan Commitment) of such Lender, by (ii) the aggregate Revolving Loan Commitments of all Lenders, and (b) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by such Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, in each case as such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

            "Qualified Plan" shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

            "Real Estate" shall have the meaning assigned to it in Section 3.6.

            "Refinancing" shall mean the repayment in full by Borrower of the Prior Lender Obligations and the Fuhrer Debt on the Closing Date.

            "Refunded Swing Line Loan" shall have the meaning assigned to it in
Section 1.1(b)(iii).

            "Related Transactions" shall mean the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

            "Related Transactions Documents" shall mean the Loan Documents and all other documents executed in connection with the Related Transactions.

            "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

            "Requisite Revolving Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.


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

            "Reserves" shall mean (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4(c), and (c) such other reserves against the Borrowing Base or Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent's credit judgment.

            "Restricted Payment" shall mean, with respect to any Person and without duplication: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person's Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt of such Person; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course and consistent with customary business practices to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or its Affiliates.

            "Retiree Welfare Plan" shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

            "Revolving Credit Advance" shall have the meaning assigned to it in
Section 1.1(a)(i).

            "Revolving Lenders" shall mean, as of any date of determination, Lenders having a Revolving Loan Commitment.

            "Revolving Loan" shall mean, at any time, (a) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (b) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

            "Revolving Loan Commitment" shall mean (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances (including without duplication Swing Line Advances as a subset of the Swing Line Lender's Revolving Loan Commitment) or incur Letter of Credit Obligations as set forth in Annex J or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances (including without duplication Swing Line Advances as a subset of the Swing Line Lender's Revolving Loan

Commitment) or incur Letter of Credit Obligations, which aggregate commitment shall be Ninety Million Dollars ($90,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

            "Revolving Note" shall have the meaning assigned to it in Section 1.1(a)(ii).

            "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

            "Securities Act" shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq.

            "Securities Exchange Act" shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq.

            "Security Agreement" shall mean the Security Agreement of even date herewith entered into by and among Agent, for the benefit of Agent and Lenders, and each Credit Party signatory thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

            "Senior Leverage Ratio" shall mean, with respect to any Person as of any date of determination, on a consolidated basis, the ratio of (a) the outstanding balance of the Obligations as of such date of determination to (b) Pro Forma EBITDA for the four full Fiscal Quarters immediately preceding such date of determination.

            "Senior Subordinated Debt" shall mean all Indebtedness of any Credit Party incurred pursuant to the Senior Subordinated Debt Documents.

            "Senior Subordinated Debt Documents" shall mean the Senior Subordinated Notes, the Senior Subordinated Note Indenture, and all other agreements, instruments or documents executed and delivered in connection therewith or the transactions contemplated thereby, in each case as the same may have been amended, restated, supplemented or otherwise modified from time to time.

            "Senior Subordinated Note Indenture" shall mean that certain Indenture dated as of June 23, 1998, by and among Borrower, as issuer, the Subsidiaries of Borrower party thereto, as guarantors, and State Street Bank and Trust Company of California, N.A., as trustee, as the same may have been amended, restated, supplemented or otherwise modified from time to time.

            "Senior Subordinated Notes" shall mean those certain 10 7/8% Senior Subordinated Notes due 2008 issued or to be issued by Borrower pursuant to the Senior Subordinated Note Indenture in the maximum aggregate principal amount of up to $125,000,000, consisting of the Initial Notes issued thereunder on June 23, 1998, in the aggregate principal amount of $100,000,000 and any Additional Notes to be issued thereunder in the maximum aggregate principal amount of up to $25,000,000.

            "Solvent" shall mean, with respect to any Person on a particular date, that on such date: (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

            "Stock" shall mean all shares, options, warrants, general or limited partnership interests, membership interests, investments in joint ventures or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

            "Stockholder" shall mean, with respect to any Person, each holder of Stock of such Person.

            "Subordinated Debt" shall mean the Senior Subordinated Debt and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

            "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

            "Subsidiary Guaranty" shall mean the Continuing Guaranty of even date herewith executed by each Domestic Subsidiary of Borrower in favor of Agent, for the benefit of Agent and Lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

            "Supermajority Revolving Lenders" shall mean Lenders having (a) 80% or more of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, 80% or more of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan) and Letter of Credit Obligations.

            "Swing Line Advance" shall have the meaning assigned to it in
Section 1.1(b)(i).


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

            "Swing Line Availability" shall have the meaning assigned to it in
Section 1.1(b)(i).

            "Swing Line Commitment" shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth in Annex J, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

            "Swing Line Lender" shall mean GE Capital.

            "Swing Line Loan" shall mean at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

            "Swing Line Note" shall have the meaning assigned to it in Section 1.1(b)(ii).

            "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or by any political subdivision thereof.

            "Termination Date" shall mean the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) Letter of Credit Obligations have been terminated, replaced, guaranteed or cash collateralized in accordance with Annex B, and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

            "Third Party Interactives" shall mean all Persons with whom any Credit Party exchanges data electronically in the ordinary course of business, including customers, suppliers, third-party vendors, subcontractors, processors-converters, shippers and warehousemen.

            "Title IV Plan" shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

            "Total Leverage Ratio" shall mean, with respect to any Person as of any date of determination, on a consolidated basis, the ratio of (a) Funded Debt as of such date of determination to (b) Pro Forma EBITDA for the four full Fiscal Quarters immediately preceding such date of determination.

            "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Person granting any right to use any Trademark.

            "Trademarks" shall mean all of the following property now owned or existing or hereafter adopted or acquired by any Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state


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

or territory thereof, or any other country or any political subdivision thereof;
(b) all extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

            "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

            "Welfare Plan" shall mean a Plan described in Section 3(1) of ERISA.

            "Year 2000 Assessment" shall mean a comprehensive written assessment of the nature and extent of each Credit Party's Year 2000 Problems and Year 2000 Date-Sensitive Systems/Components, including Year 2000 Problems regarding data exchanges with Third Party Interactives.

            "Year 2000 Corrective Actions" shall mean, as to each Credit Party, all actions necessary to eliminate such Person's Year 2000 Problems, including computer code enhancements and revisions, upgrades and replacements of Year 2000 Date-Sensitive Systems/Components, and coordination of such enhancements, revisions, upgrades and replacements with Third Party Interactives.

            "Year 2000 Corrective Plan" shall mean, with respect to each Credit Party, a comprehensive plan to eliminate all of its Year 2000 Problems, including (a) computer code enhancements or revisions, (b) upgrades or replacements of Year 2000 Date-Sensitive Systems/Components, (c) test and validation procedures, (d) an implementation time line and budget, and (e) designation of specific employees who will be responsible for planning, coordinating and implementing each phase or subpart of the Year 2000 Corrective Plan.

            "Year 2000 Date-Sensitive System/Component" shall mean, as to any Person, any system software, network software, applications software, data base, computer file, embedded microchip, firmware or hardware that accepts, creates, manipulates, sorts, sequences, calculates, compares or outputs calendar-related data accurately; such systems and components shall include mainframe computers, file server/client systems, computer workstations, routers, hubs, other network-related hardware, and other computer-related software, firmware or hardware and information processing and delivery systems of any kind and telecommunications systems and other communications processors, security systems, alarms, elevators and HVAC systems.

            "Year 2000 Implementation Testing" shall mean, as to each Credit Party, (a) the performance of test and validation procedures regarding Year 2000 Corrective Actions on a unit basis and on a systemwide basis, (b) the performance of test and validation procedures regarding data exchanges among the Credit Parties' Year 2000 Date-Sensitive Systems/Components and data exchanges with Third Party Interactives, and (c) the design and implementation of additional Year 2000 Corrective Actions, the need for which has been demonstrated by test and validation procedures.

            "Year 2000 Problems" shall mean, with respect to each Credit Party, limitations on the


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

capacity or readiness of any such Credit Party's Year 2000 Date-Sensitive Systems/Components to accurately accept, create, manipulate, sort, sequence, calculate, compare or output calendar date information with respect to calendar year 1999 or any subsequent calendar year beginning on or after January 1, 2000 (including leap year computations), including exchanges of information among Year 2000 Date-Sensitive Systems/Components of the Credit Parties and exchanges of information among the Credit Parties and Year 2000 Date-Sensitive Systems/Components of Third Party Interactives and functionality of peripheral interfaces, firmware and embedded microchips.

            Rules of construction with respect to accounting terms used in the Agreement or any of the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a section, subsection or clause refer to such section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

            Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.


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

                             ANNEX B (SECTION 1.2)
                                      TO
                               CREDIT AGREEMENT

                               LETTERS OF CREDIT

            (a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower's account, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an "L/C Issuer")) for Borrower's account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) $5,000,000 (the "L/C Sublimit"), (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and
(iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

            (b) Advances Automatic; Participations.

                  (i) In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance under Section 1.1(a) regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding Borrower's failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent's own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender's Pro Rata Share of any such payment.

            (ii) If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and
(B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

            (c) Cash Collateral.

                  (i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, Borrower will pay to Agent, for the benefit of Agent and Revolving Lenders, cash or cash equivalents acceptable to Agent ("Cash Equivalents") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Borrower hereby pledges and grants to Agent, for the benefit of Agent and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

                  (ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (A) provide cash collateral therefor in the manner described above, (B) cause all such Letters of Credit and guaranties thereof to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 30 additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

                  (iii) From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, to any other Obligations then due and payable.

            (iv) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Agent or Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law.

            (d) Fees and Expenses. Borrower agrees to pay (i) to Agent, for the benefit of Agent and Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (A) all reasonable costs and expenses incurred by Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (B) for each month during which any Letter of Credit Obligation shall remain outstanding, a Fee (the "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the daily average of the maximum amount available from time to time to be drawn under the applicable Letter of Credit during such month, which Fee shall be paid to Agent, for the benefit of Agent and Revolving Lenders, in arrears, on the first day of each month and on the Commitment Termination Date, and (ii) to any L/C Issuer, on demand, such reasonable fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

            (e) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Agent at least two Business Days' prior written notice requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guaranteed and, to the extent not previously delivered to Agent, copies of all agreements between Borrower and the L/C Issuer pertaining to the issuance of Letters of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

            (f) Obligation Absolute. The obligation of Borrower to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances, including the following:

                  (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

                  (ii) the existence of any claim, setoff, defense or other right that Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

                  (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

                  (v) any other circumstance or event whatsoever that is similar to any of the foregoing; or

                  (vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

            (g) Indemnification; Nature of Lenders' Duties.

                  (i) In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, reasonable costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

            (ii) As between Agent and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms;
(F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder or under the Agreement.

                  (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and such L/C Issuer.

                             ANNEX C (SECTION 1.8)
                                      TO
                               CREDIT AGREEMENT

                            CASH MANAGEMENT SYSTEM

      Borrower shall, and shall cause its Subsidiaries to, establish and maintain the cash management system described below:

            (a) On or before the Closing Date and until the Termination Date, Borrower shall (i) establish lock boxes ("Lock Boxes") at a United States Post Office postal station with one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more bank accounts in Borrower's name or any such Subsidiary's name (each, a "Borrower Account" and collectively, the "Borrower Accounts") at a bank identified in Disclosure Schedule (3.19) as a bank at which such Borrower Accounts are maintained (each, a "Relationship Bank").

            (b) Borrower shall establish, in its name, an account (the "Master Disbursement Account") at a bank reasonably acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to Borrower pursuant to Section 1.1 for use by Borrower solely in accordance with the provisions of Section 1.4. Borrower shall transfer amounts received in the Master Disbursement Account into (i) one or more accounts (collectively, the "Disbursement Accounts") established by the applicable Credit Party, in its name, at the banks identified in Disclosure Schedule (3.19) as maintaining such Disbursement Accounts, which banks shall be reasonably acceptable to Agent, or (ii) the Collection Account. Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in the Master Disbursement Account, any Disbursement Account or any payroll account as of any date of determination in excess of checks outstanding against such account as of such date, amounts necessary to meet minimum balance requirements and amounts necessary to support anticipated operating expenses for the one week period immediately following such date consistent with historical operating needs.

            (c) On or before the Closing Date (or such later date as Agent shall consent to in writing), each bank where the Master Disbursement Account or a Disbursement Account is maintained and all other Relationship Banks shall have entered into tri-party blocked account agreements with Agent, for the benefit of Agent and Lenders, and Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date, with respect to banks at which a Borrower Account is maintained, such bank agrees to forward all amounts in each Borrower Account to the Collection Account through daily sweeps from such Borrower Account into the Collection Account.

            (d) So long as no Default or Event of Default shall have occurred and be continuing, Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Borrower Account or to replace the Master Disbursement Account or a Disbursement Account; provided, that (i) Agent shall have consented in writing (which consent shall not be unreasonably withheld or delayed) in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, Borrower or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrower shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank maintaining an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within 60 days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank maintaining such accounts or Agent's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent's reasonable judgment.

            (e) The Lock Boxes, Borrower Accounts, Master Disbursement Account and Disbursement Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

            (f) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

            (g) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with Borrower (each a "Related Person") to (i) hold in trust for Agent, for the benefit of Agent and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within two Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Borrower Account. Borrower and each Related Person acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are the property of Agent and Lenders. All proceeds of the sale or other disposition of any Collateral shall be deposited directly into Borrower Accounts.

                           ANNEX D (SECTION 2.1(a))
                                      TO
                               CREDIT AGREEMENT

                             SCHEDULE OF DOCUMENTS


                                [See attached]

                           ANNEX E (SECTION 4.1(a))
                                      TO
                               CREDIT AGREEMENT

               FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

            Borrower shall deliver or cause to be delivered to Agent the following:

            (a) Monthly Financials. Within (i) 45 days after the end of each Fiscal Month (other than a Fiscal Month ending as of the end of any Fiscal Quarter) during the period from the Closing Date through January 31, 2000, and
(ii) 30 days after the end of each Fiscal Month (other than a Fiscal Month ending as of the end of any Fiscal Quarter) during the period from February 1, 2000, and thereafter, financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, or, in the event such officer is not available, the Chief Accounting Officer of Borrower, consisting of consolidated and consolidating: (A) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (B) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (C) a summary of the outstanding balance of all Intercompany Notes as of the last day of such Fiscal Month. Such financial information shall be accompanied by (1) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each financial covenant set forth in Annex G that is tested on a monthly basis, and
(2) the certification of the Chief Financial Officer of Borrower or, in the event such officer is not available, the Chief Accounting Officer of Borrower, that (a) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year ending as of the end of such Fiscal Month and (b) any other information presented is true, correct and complete in all material respects and that, to such officer's knowledge, there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

            (b) Quarterly Financials. Within 45 days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, or, in the event such officer is not available, the Chief Accounting Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and
(ii) unaudited statements of income and cash flows for such Fiscal Quarter and for the Fiscal Month ending as of the end of such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a Compliance Certificate in respect of each of the financial covenants set forth in Annex G that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer of Borrower or, in the event such officer is not available, the Chief Accounting Officer of Borrower, that (1) such financial information presents fairly in all material respects in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of

Borrower and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year ending as of the end of such Fiscal Quarter, (2) any other information presented is true, correct and complete in all material respects and that, to such officer's knowledge, there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

            (c) Operating Plan. As soon as available, but not later than 45 days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the Board of Directors of Borrower, for the following year, which will be prepared on a consolidated basis and will (i) include a statement of all of the material assumptions on which such plan is based, (ii) include monthly balance sheets and a monthly budget for the following Fiscal Year and (iii) integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

            (d) Annual Audited Financials. Within 90 days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated and consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification by an independent certified public accounting firm of national standing or otherwise reasonably acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications adopted by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm's certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that, to such officer's knowledge, there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

            (e) Management Letters. Within five Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

            (f) Default Notices. Except as otherwise provided in paragraph (h) below, as soon as practicable, and in any event within five Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

            (g) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders;
(ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material adverse changes or developments in the business of any such Person.

            (h) Subordinated Debt and Equity Notices. As soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

            (i) Supplemental Schedules. Supplemental disclosures, if any, required by Section 5.6.

            (j) Litigation. Promptly upon learning thereof, written notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities, or (vi) involves any product recall.

            (k) Insurance Notices. Disclosure of losses or casualties required by Section 5.4.

            (l) Lease Default Notices. Copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a fair market value in excess of $50,000 in the aggregate is located, and (ii) such other notices or documents as Agent may request in writing in its reasonable discretion.

            (m) Lease Amendments. Copies of all material amendments to real estate leases for any leased premises of any Credit Party.

            (n) Other Documents. Such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall, from time to time, reasonably request in writing.

                           ANNEX F (SECTION 4.1(b))
                                      TO
                               CREDIT AGREEMENT

                              COLLATERAL REPORTS

            Borrower shall deliver or cause to be delivered the following:

            (a) To Agent, as soon as available and in any event no later than
(i) during the period from the Closing Date through January 31, 2000, the last Business Day of each Fiscal Month and (ii) during the period from February 1, 2000, and thereafter, the fifteenth calendar day of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding Fiscal Month; provided, that if (A) a Default or an Event of Default shall have occurred and be continuing, (B) as of any date of determination, average daily Net Borrowing Availability for the 30-day period immediately preceding such date shall be less than $5,000,000, or (C) Agent in good faith believes that a Default or an Event of Default is imminent or deems its rights or interests in the Collateral insecure, then such reports shall be delivered for such periods and as frequently as Agent shall request:

                  (1) a Borrowing Base Certificate with respect to Borrower, accompanied by such supporting detail and documentation as shall be requested in writing by Agent in its reasonable discretion;

                  (2) with respect to each Credit Party, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested in writing by Agent in its reasonable discretion;

                  (3) with respect to each Credit Party, a monthly trial balance showing Accounts outstanding aged from invoice due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested in writing by Agent in its reasonable discretion; and

                  (4) a rollforward of the Accounts of each Credit Party, accompanied by such supporting detail and documentation as shall be requested in writing by Agent in its reasonable discretion.

            (b) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E, a reconciliation of the Accounts trial balance and month-end Inventory reports of Borrower to Borrower's general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested in writing by Agent in its reasonable discretion.

            (c) To Agent, at the time of delivery of each of the quarterly or annual Financial Statements delivered pursuant to Annex E, (i) a listing of material government contracts of any Credit Party subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.

            (d) Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default shall have occurred and be continuing, Borrower shall, upon the written request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require).

            (e) Borrower, at its own expense, shall deliver to Agent such appraisals of its consolidated assets as Agent may request in writing at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Agent.

            (f) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties as Agent shall from time to time request in writing in its reasonable discretion.

                            ANNEX G (SECTION 6.10)
                                      TO
                               CREDIT AGREEMENT

                              FINANCIAL COVENANTS

            Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

            (a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

            Fiscal Year Ending                  Capital Expenditures
            ------------------                  --------------------
            December 31, 1999                   $4,900,000
            December 31, 2000,
                  and thereafter                $3,000,000

            (b) Minimum Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below a Fixed Charge Coverage Ratio for the four full Fiscal Quarters then ended (or with respect to the Fiscal Quarters ending on or before September 30, 1999, the period commencing on January 1, 1999, and ending on the last day of such Fiscal Quarter) of not less than the following:

                  1.35 for each of the Fiscal Quarters ending in the Fiscal Year ending December 31, 1999;

                  1.50 for each of the Fiscal Quarters ending in the Fiscal Year ending December 31, 2000;

                  1.75 for each of the Fiscal Quarters ending in the Fiscal Year ending December 31, 2001;

                  2.00 for each of the Fiscal Quarters ending in the Fiscal Year ending December 31, 2002; and

                  2.25 for each Fiscal Quarter thereafter.

            (c) Maximum Senior Leverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter ending during the periods set forth below a Senior Leverage Ratio as of the last day of such Fiscal Quarter and for the four full Fiscal Quarters then ended of not more than the following:

                  2.75 during the period from the Closing Date through December
            30, 1999;

                  2.50 during the period from December 31, 1999, through
            December 30, 2000;

                  2.25 during the period from December 31, 2000, through
            December 30, 2001;

            and

                  2.00 from December 31, 2001, and thereafter.

            (d) Maximum Total Leverage Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter ending during the periods set forth below, a Total Leverage Ratio as of the last day of such Fiscal Quarter and for the four full Fiscal Quarters then ended of not more than the following:

                  5.75 during the period from the Closing Date through December
            30, 1999;

                  5.25 during the period from December 31, 1999, through
            December 30, 2000;

                  4.75 during the period from December 31, 2000, through
            December 30, 2001;

                  4.25 during the period from December 31, 2001, through
            December 30, 2002; and

                  3.75 from December 31, 2002, and thereafter.

            (e) Maximum Accounts Payable to Inventory Ratio. Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month, a ratio of accounts payable to Inventory of not more than 0.50.

            Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, that the agreement of Requisite Revolving Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions);
(ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrower and Requisite Revolving Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting

Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Revolving Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

                           ANNEX H (SECTION 1.1(d))
                                      TO
                               CREDIT AGREEMENT

                      LENDERS' WIRE TRANSFER INFORMATION

                            ANNEX I (SECTION 11.10)
                                      TO
                               CREDIT AGREEMENT

                               NOTICE ADDRESSES

(A)   If to Agent or GE Capital, at

      General Electric Capital Corporation
      350 South Beverly Drive, Suite 200
      Beverly Hills, California  90212
      Attention:  Account Manager (Styling Technology Corporation)
                  Mr. Timothy J. Rafanello
                  Mr. Scott B. Kaplan
      Facsimile:  (310) 284-8068
      Telephone:  (310) 203-0335

      with copies to:

      General Electric Capital Corporation    Murphy Sheneman Julian & Rogers
      201 High Ridge Road                     101 California Street, Suite 3900
      Stamford, Connecticut  06927-5100       San Francisco, California  94111
      Attention:  Corporate Counsel           Attention:  Dick M. Okada, Esq.
      Facsimile:  (203) 316-7889              Facsimile:  (415) 421-7879
      Telephone:  (203) 316-7552              Telephone:  (415) 398-4700

(B)   If to Borrower, at

      Styling Technology Corporation
      7400 East Tierra Buena Lane
      Scottsdale, Arizona  85260
      Attention:  Mr. Richard R. Ross
                  Mr. Michael L. Kaplan, Esq.
      Facsimile:  (602) 609-6004
      Telephone:  (602) 609-6000

      With copies to:

      O'Connor, Cavanagh, Anderson, Killingsworth & Beshears
      One East Camelback Road, Suite 1100
      Phoenix, Arizona  85012
      Attention:  Robert S. Kant, Esq.
                  Karl Freeburg, Esq.
      Facsimile:  (602) 263-2900
      Telephone:  (602) 263-2400

                       ANNEX J (ANNEX A - "COMMITMENTS")
                                      TO
                               CREDIT AGREEMENT

                      COMMITMENTS AS OF THE CLOSING DATE

Commitments                                           Lender(s)
Revolving Loan Commitment
(including a Swing Line Commitment
of $10,000,000):

$90,000,000                                           GE Capital

                                SCHEDULE (1.1)
                                      TO
                               CREDIT AGREEMENT

                             AGENT REPRESENTATIVE


                 Mr. Timothy J. Rafanello/Mr. Scott B. Kaplan
                     General Electric Capital Corporation
                      350 South Beverly Drive, Suite 200
                        Beverly Hills, California 90212
                          Facsimile:  (310) 284-8068